Exhibit 3.1

Certificate of Designation

of

Series A Convertible Preferred Stock

of

CAPSTONE GREEN ENERGY HOLDINGS, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Capstone Green Energy Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware:

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:

Page

Section 1.	Designation; Par Value; Number of Authorized Shares	1

(a)	Designation; Par Value	1
(b)	Number of Authorized Shares	1

Section 2.	Definitions	1

Section 3.	Rules of Construction	26

Section 4.	Records; Registration	27

(a)	Form, Dating and Denominations	27
(b)	Execution, Countersignature and Delivery	28
(c)	Method of Payment; Delay When Payment Date is Not a Business Day	28
(d)	Transfer Agent, Registrar, Paying Agent and Conversion Agent	29
(e)	Legends	29
(f)	Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions	31
(g)	Cancellation of Convertible Preferred Stock that Is Converted and Convertible Preferred Stock that Is Repurchased Pursuant to a Repurchase Upon Fundamental Change or a Redemption	35
(h)	Status of Converted, Redeemed or Repurchased Shares of Convertible Preferred Stock	35
(i)	Replacement Certificates	36
(j)	Registered Holders	36
(k)	Cancellation	36
(l)	Shares Held by the Corporation or its Subsidiaries	36
(m)	Outstanding Shares	36
(n)	Notations and Exchanges	38

Section 5.	Ranking	38

Section 6.	Dividends	38

(a)	Regular Dividends	38
(b)	Participating Dividends	39
(c)	Treatment of Dividends Upon Redemption, Repurchase Upon Fundamental Change or Conversion	40

Section 7.	Rights Upon a Liquidation Event	40

(a)	Generally	40
(b)	Certain Business Combination Transactions Deemed Not to Be a Liquidation Event	41
(c)	Treatment of Convertible Preferred Stock	41

i

(cont’d)

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Section 8.	Right of Holders to Require the Corporation to Redeem the Convertible Preferred Stock Upon a Breach	41

(a)	Breach Redemption Right	41
(b)	Redemption Not Required Certain Circumstances	41
(c)	Redemption Date	42
(d)	Redemption Price	42
(e)	Redemption Notice	42
(f)	Payment of the Redemption Price	42

Section 9.	Right of Holders to Require the Corporation to Repurchase Convertible Preferred Stock Upon a Fundamental Change	42

(a)	Fundamental Change Repurchase Right	42
(b)	Funds Legally Available for Payment of Fundamental Change Repurchase Price; Covenant Not to Take Certain Actions	43
(c)	Fundamental Change Repurchase Date	44
(d)	Fundamental Change Repurchase Price	44
(e)	Initial Fundamental Change Notice	44
(f)	Final Fundamental Change Notice	44
(g)	Procedures to Exercise the Fundamental Change Repurchase Right	46
(h)	Payment of the Fundamental Change Repurchase Price	47
(i)	Third Party May Conduct Repurchase Offer In Lieu of the Corporation	47
(j)	Fundamental Change Agreements	47

Section 10.	Voting Rights	48

(a)	Right to Vote with Holders of Common Stock and Voting Agreement	48
(b)	Series A Director	48
(c)	Board Reconstitution Right	51
(d)	Strategic Transaction Request	52
(e)	Voting and Consent Rights with Respect to Specified Matters	53
(f)	Procedures for Voting and Consents	56

Section 11.	Preemptive Rights	57

(a)	Generally	57
(b)	Calculation of Preemptive Rights Portion	58
(c)	Preemptive Rights Notices and Procedures	58
(d)	Purchase of New Securities	59
(e)	Consideration Other than Cash	59
(f)	Miscellaneous	59

Section 12.	Covenants	60

(a)	National Exchange Listing	60
(b)	Financial Statements and Other Information	60
(c)	Inspection	61
(d)	Shareholder Approval	62
(e)	Hedging	62

(cont’d)

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Section 13.	Confidentiality	62

Section 14.	Conversion	63

(a)	Generally	63
(b)	Conversion at the Option of the Holders	63
(c)	Mandatory Conversion After a National Exchange Listing	64
(d)	Conversion Procedures	65
(e)	Settlement upon Conversion	66
(f)	Conversion Price Adjustments	67
(g)	Voluntary Conversion Price Decreases	78
(h)	Mandatory Conversion Price Decreases	78
(i)	Share Reserve Provisions	78
(j)	Effect of Common Stock Change Event	79

Section 15.	Certain Provisions Relating to the Issuance of Common Stock	81

(a)	Equitable Adjustments to Prices	81
(b)	Status of Shares of Common Stock	81

Section 16.	Corporate Opportunities	81

(a)	Certain Acknowledgments	81
(b)	Competition	82
(c)	Corporate Opportunities	82
(d)	Certain Matters Deemed not Corporate Opportunities	82
(e)	Amendments	82
(f)	Deemed Notice	83
(g)	Severability	83

Section 17.	Taxes	83

Section 18.	Term	83

Section 19.	Calculations	83

(a)	Responsibility; Schedule of Calculations	83
(b)	Calculations Aggregated for Each Holder	83

Section 20.	Notices	84

Section 21.	Facts Ascertainable	84

Section 22.	Waiver	84

Section 23.	Severability	84

Section 24.	No Other Rights	84

Section 25.	Non-Circumvention	84

Section 26.	Remedies	85

(cont’d)

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Exhibits

Exhibit A: Form of Preferred Stock Certificate	A-1
Exhibit B: Form of Legends	B-1

Section 1.      Designation; Par Value; Number of Authorized Shares.

(a)      Designation; Par Value. The shares of such series shall be designated as the “Series A Convertible Preferred Stock” par value $0.001 per share, of the Corporation (the “Convertible Preferred Stock”).

(b)      Number of Authorized Shares. The total authorized number of shares of Convertible Preferred Stock is eighty thousand (80,000); provided, however, that, subject to Section 10(e)(i)(4), by resolution of the Board of Directors, or any duly authorized committee thereof, the total number of authorized shares of Convertible Preferred Stock may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) in accordance with the General Corporation Law of the State of Delaware. The Corporation shall not have the authority to issue fractional shares of Convertible Preferred Stock.

Section 2.      Definitions.

“Acceptance Notice” has the meaning set forth in Section 4(f)(i)(2)(B).

“Accreted Value” means, as of any date of determination, with respect to each share of Convertible Preferred Stock, the Compounded Value plus any accrued and unpaid dividends (including Regular Dividends and Participating Dividends but without duplication of any PIK Dividends that are included in the Compounded Value) to, but excluding, the date of determination.

“Additional Series A Directors” has the meaning set forth in Section 10(c).

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person; provided, however, that (i) the Corporation and its Subsidiaries, on the one hand, and any Holder or any of its Affiliates, on the other hand, shall not be deemed to be Affiliates, and (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Holder or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Holder.

“Anticipated Fundamental Change Date” has the meaning set forth in Section 9(e).

“As-Converted Basis,” as of any date of determination, means the number of shares of Common Stock outstanding as of such date, assuming the conversion of all outstanding shares of Convertible Preferred Stock at the Conversion Price, the exercise of all outstanding warrants of the Corporation with a conversion price of one cent ($0.01) or less per share, without regard to any beneficial ownership limitations (and assuming the exercise price is paid in cash).

“As-Converted Consideration” has the meaning set forth in Section 9(d).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. Percentage of beneficial ownership will be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act.

“Bloomberg” means Bloomberg L.P., together with the primary successor to the business of Bloomberg L.P. or a comparable quotation service designated by the Corporation and approved by the Majority Holders for purposes of this Certificate of Designation.

“Board of Directors” means the Corporation’s board of directors or a committee of such board duly authorized to act with the authority of such board.

“Board Observer” has the meaning set forth in Section 10(b)(x).

“Business Day” means any day other than a Saturday, a Sunday or any day on which the banking institutions in the state of New York are authorized or required by law or executive order to close or be closed.

“Bylaws” means the Second Amended and Restated Bylaws of the Corporation, as the same may be amended or amended and restated from time to time.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Cash” means money, currency or a credit balance in any demand or “deposit account” as defined in Article 9 of the Uniform Commercial Code (or any similar or equivalent statute or law) as in effect in any applicable jurisdiction located in the United States or the United Kingdom.

“Cash Dividend” has the meaning set forth in Section 6(a)(ii).

“Cash Dividend Payment Date” means June 30, September 30, December 31 and March 31 of each year to the extent the Corporation has elected to pay a Cash Dividend on such date pursuant to Section 6(a)(ii).

“Certificate” means a Physical Certificate or an Electronic Certificate.

“Certificate of Designation” means this Certificate of Designation, as amended or amended and restated from time to time.

“Certificate of Designation Legend” means a legend substantially in the form set forth in Exhibit B.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as the same has been and may be amended or amended and restated from time to time.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Date” means the Closing Date as defined in the Purchase Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Corporation.

“Common Stock Change Event” has the meaning set forth in Section 14(j)(i).

“Common Stock Liquidity Conditions” will be satisfied at any time with respect to a Mandatory Conversion of the Convertible Preferred Stock then held by any Holder if:

(a)       the offer and sale of the shares issuable upon such Mandatory Conversion by such Holder are registered pursuant to an effective registration statement under the Securities Act or such shares do not then constitute Registrable Securities (as defined in the Registration Rights Agreement);

(b)      the shares of Common Stock referred to in clause (a) above (i) will, when issued and when sold or otherwise transferred pursuant to the registration statement referred to in such clause (a), (or, if such shares do not constitute Registrable Securities, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice) unless sold to the Corporation or an affiliate (within the meaning of Rule 144) of the Corporation, not be evidenced by any Certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (ii) will, when issued, be listed and admitted for trading on a National Securities Exchange and such listing or admission shall not then be suspended;

(c)      the Corporation has not received any written notice of delisting or suspension (that has not been withdrawn or terminated) by the applicable exchange referred to in clause (b)(ii) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods;

(d)      the average daily trading volume of the Common Stock on the principal National Securities Exchange on which the Common Stock is then listed for, or admitted to, trading exceeds five million dollars ($5,000,000) in value for at least twenty (20) out of the thirty (30) consecutive Trading Days immediately preceding the Mandatory Conversion Notice Date; and

(e)      the value of the Common Stock held by non-Affiliates of the Corporation is no less than four hundred twenty-five million dollars ($425,000,000) calculated based on the weighted average of the Daily VWAPs for the thirty (30) Trading Days immediately preceding the Mandatory Conversion Notice Date.

“Common Stock Dividend” has the meaning set forth in Section 6(b)(i).

“Common Stock Participating Dividend” has the meaning set forth in Section 6(b)(i).

“Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of designing, developing, manufacturing, selling and/or servicing stationary and/or mobile distributed power generation systems, applications or technologies, or any other business from which the Corporation and its Subsidiaries, taken as a whole, derived revenues representing ten percent (10.0%) or more of the consolidated revenues of the Corporation and its Subsidiaries for the most recently completed fiscal year for which audited financial statements are available, but shall not include (a) any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20.0%) of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, designate (or have a right to designate) any members of, nor does such firm or any of its Affiliates otherwise have any representative on, the board of directors (or applicable governing body) of any Competitor or (b) Monarch (regardless of whether any “portfolio company” (as such term is customarily used among institutional investors) in which Monarch or any of its Affiliates has an investment (whether as debt or equity) is a “Competitor”.

“Compounded Value” means, as of any date of determination, with respect to each share of Convertible Preferred Stock, the Original Issue Price, plus any PIK Dividends.

“Consolidated Adjusted EBITDA” means, for any Most Recent Four-Quarter Period or fiscal year, as applicable, an amount determined for the Corporation and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income plus (ii) in each case to the extent reducing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a) Consolidated Interest Expense, plus (b) provisions for taxes based on income, plus (c) total depreciation expense, plus (d) total amortization expense, plus (e) other non-Cash charges reducing Consolidated Net Income (excluding (w) any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charges in any future period, (x) amortization of a prepaid Cash charge that was paid in a prior period, (y) any write-down of accounts receivables or inventory or (z) stock-based compensation expense in excess of thirty-five percent (35.0%) of Consolidated EBITDA for such Most Recent Four-Quarter Period or fiscal year (calculated before giving effect to such additions) unless otherwise agreed by Monarch), plus (f) restructuring charges and similar charges, fees, costs, expenses, and reserves related to severance, relocation, integration, the opening, closing or consolidation of facilities or lines of business (including contract and/or lease termination), plus (g) the amount of non-controlling or minority interest expense consisting of income attributable to third parties in non-wholly owned Subsidiaries, plus (h) non-ordinary course losses and extraordinary, unusual, or non-recurring charges, costs, expenses losses, or other items, plus (i) third-party out-of-pocket fees, charges, costs, losses, expenses (including financial advisory, accounting, auditor, legal and other consulting and advisory fees) or reserves related to litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body, or any shareholder litigation (including threatened litigation), minus (iii) in each case to the extent increasing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a) non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (b) interest income, plus (c) other non-ordinary course income; provided that, to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated Adjusted EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedge Agreements for currency exchange risk) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-Cash items.

Notwithstanding the foregoing or anything to the contrary in this Certificate of Designation, (1) with respect to any period during which an acquisition permitted by Section 10(e)(i)(7) hereof or otherwise consented to by the Majority Holders in accordance with Section 10(e) or a Permitted Asset Disposition or any other sale, transfer, license, or disposition of assets by the Corporation or any of its Subsidiaries otherwise consented to by the Majority Holders has occurred (each, a “Subject Transaction”), Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (which pro forma adjustments shall be certified by a Chief Financial Officer of the Corporation) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Corporation and its Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Indebtedness of the Corporation and its Subsidiaries) and (2) unless otherwise agreed by Monarch, additions to Consolidated Net Income on account of Cash items for any Most Recent Four-Quarter Period or fiscal year, as applicable, pursuant to clauses (f), (h) and (i) above shall be limited to the greater of (x) six million dollars ($6,000,000) and (y) ten percent (10.0%) of Consolidated Adjusted EBITDA for such Most Recent Four-Quarter Period or fiscal year (calculated before giving effect to such additions).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Financial Lease Obligations in accordance with GAAP and capitalized interest) of the Corporation and its Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) all outstanding Indebtedness, net of unrestricted Cash and cash equivalents, of the Corporation and its Wholly Owned Subsidiaries on such date on a consolidated basis to (b) Consolidated Adjusted EBITDA for the Most Recent Four-Quarter Period.

“Consolidated Liquidity” means, as of any date of determination, an amount determined for the Corporation and its Subsidiaries on a consolidated basis equal to the sum of (a) unrestricted Cash and cash equivalents of the Corporation and its Wholly Owned Subsidiaries and (b) undrawn commitments under any senior credit facility of the Corporation or any of its Wholly Owned Subsidiaries.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Corporation and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Continuing Share Reserve Requirement” means, as of any time, a number of shares of Common Stock equal to the number of shares of Common Stock that would then be issuable upon conversion in full of all then-outstanding shares of Convertible Preferred Stock.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Conversion Agent” has the meaning set forth in Section 4(d)(i).

“Conversion Consideration” means, with respect to the conversion of any Convertible Preferred Stock, the type and amount of consideration payable to settle such conversion, determined in accordance with Section 14.

“Conversion Date” means an Optional Conversion Date or a Mandatory Conversion Date, as applicable.

“Conversion Price” initially means $5.00 per share of Common Stock; provided, however, that aforesaid initial Conversion Price is subject to adjustment pursuant to Sections 14(f), 14(g) and 14(h). Each reference in this Certificate of Designation to the Conversion Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Price immediately before the Close of Business on such date.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Convertible Preferred Stock.

“Conversion Value” means, as of any date of determination, the result of the Accreted Value as of such date; provided, that in the case of an election to convert, or a deemed conversion, of shares of Convertible Preferred Stock pursuant to Section 9(a) or otherwise upon (or immediately prior to) the consummation of a Fundamental Transaction, the Conversion Value shall be deemed to be an amount equal to the Liquidation Preference as of the date of such Fundamental Transaction.

“Convertible Preferred Stock” has the meaning set forth in Section 1(a).

“Corporation” means Capstone Green Energy Holdings, Inc., a Delaware corporation, as such name may be changed from time to time in accordance with the General Corporation Law of the State of Delaware.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Corporation’s and its Subsidiaries’ operations and not for speculative purposes.

“Daily VWAP” means, for any Trading Day, the per share volume-weighted average price of the Common Stock on the principal National Securities Exchange on which the Common Stock is then listed, in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day, as reported by Bloomberg through its AQR function or if such function is unavailable, its equivalent successor or alternative function. The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“De-Listing Event” means the Common Stock not being listed or quoted for trading on any National Securities Exchange or established over-the-counter market for a period of more than thirty (30) consecutive Trading Days.

“Director Policies” has the meaning set forth in Section 10(b)(viii).

“Dividend” means any Regular Dividend or Participating Dividend.

“Dividend Junior Stock” means any class or series of the Corporation’s Capital Stock, including preferred stock, the terms of which would result in such class or series ranking junior to the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend Junior Stock includes the Common Stock.

“Dividend Parity Stock” means any class or series of the Corporation’s Capital Stock, including preferred stock (other than the Convertible Preferred Stock), the terms of which would result in such class or series ranking equally with the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively).

“Dividend Payment Date” means each Regular Dividend Payment Date with respect to a Regular Dividend and each date on which any declared Participating Dividend is scheduled to be paid on the Convertible Preferred Stock with respect to a Participating Dividend.

“Dividend Senior Stock” means any class or series of the Corporation’s Capital Stock, including preferred stock, the terms of which would result in such class or series ranking senior to the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively).

“Effective Price,” with respect to the issuance or sale of any shares of Common Stock or any Equity-Linked Securities:

(a)      in the case of the issuance or sale of shares of Common Stock, the value of the consideration received by the Corporation for such shares, expressed as an amount per share of Common Stock; and

(b)      in the case of the issuance or sale of any Equity-Linked Securities, an amount equal to a fraction whose:

(i)      numerator is equal to sum, without duplication, of (x) the value of the aggregate consideration received by the Corporation for the issuance or sale of such Equity-Linked Securities; and (y) the value of the minimum aggregate additional consideration, if any, payable to purchase or otherwise acquire all shares of Common Stock purchasable or otherwise acquirable pursuant to such Equity-Linked Securities; and

(ii)      denominator is equal to the maximum number of shares of Common Stock underlying such Equity-Linked Securities.

provided, however, that the “value” of any such consideration will be the fair value thereof, as of the date such shares or Equity-Linked Securities, as applicable, are issued or sold, determined in good faith by the independent and disinterested members of the Board of Directors, provided, that (1) the value of any cash consideration shall equal the U.S. dollar denominated face amount thereof (to the extent such cash is denominated in any currency other than U.S. dollars, after applying the applicable foreign currency exchange rate as of the date such shares or Equity-Linked Securities are issued or sold, as determined by the independent and disinterested directors in good faith) and (2) in the case of any consideration in the form of securities, shall be the per share volume-weighted average price of such securities calculated in accordance with the definition of “Daily VWAP” (but substituting a reference to such security for each reference to Common Stock in such definition) over the prior ten (10) Trading Days.

“Electronic Certificate” means, if the Board of Directors has provided by resolution that the Convertible Preferred Stock shall be uncertificated, any electronic book entry maintained by the Transfer Agent that evidences any share(s) of Convertible Preferred Stock.

“Eligible Holder” has the meaning set forth in Section 11(c).

“Equity-Linked Securities” means any security that is directly or indirectly convertible into, or exercisable or exchangeable for, Common Stock.

“Equity Incentive Plan” means any employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, program or agreement for the benefit of current or former directors officers, employees, managers, consultants, or independent contractors of the Corporation approved by the Board of Directors.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 14(f)(i)(2).

“Expiration Time” has the meaning set forth in Section 14(f)(i)(2).

“Final Fundamental Change Notice” has the meaning set forth in Section 9(f).

“Finance Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Fundamental Change” means the occurrence of any of the following events after the Closing Date, whether in a single transaction or a series of related transactions:

(a)      a “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act), other one or more Holders or any group (within the meaning of Section 13(d) and 14(d) of the Exchange Act) of which one or more Holders is a part, is or becomes the direct or indirect Beneficial Owner of outstanding shares of Common Stock (excluding shares of Common Stock issuable upon conversion of then-outstanding shares of Convertible Preferred Stock) representing more than fifty percent (50.0%) of the aggregate voting power of the outstanding shares of the Corporation’s Voting Stock (including, for the avoidance of doubt, the voting power of all then-outstanding shares of Convertible Preferred Stock);

(b)      the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d) and 14(d) of the Exchange Act), other than one of the Corporation’s Wholly Owned Subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange, combination, reclassification or recapitalization of the Corporation pursuant to which the Persons that directly or indirectly Beneficially Owned one hundred percent (100.0%) of all classes of the Corporation’s common equity on an As-Converted Basis immediately before such transaction directly or indirectly Beneficially Own, immediately after such transaction, more than fifty percent (50.0%) of the aggregate voting power of the Voting Stock of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction, will be deemed not to be a Fundamental Change pursuant to this clause (b);

(c) other than any change in the composition of the Board of Directors that occurs pursuant to Section 10(b) or Section 10(c) (including any change resulting from the resignation, removal, replacement or failure to replace one or more Series A Directors), during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, which shall be deemed to include all Series A Directors) cease for any reason to constitute a majority of the Board of Directors then in office;

(c)      a De-Listing Event; or

(d)      a Common Stock Change Event occurs and, in connection therewith, there is a fundamental change in the principal line of business of the Corporation or any surviving, resulting or transferee entity.

“Fundamental Change Repurchase Date” means the date specified in Section 9(c) for the repurchase of any Convertible Preferred Stock by the Corporation pursuant to a Repurchase Upon Fundamental Change.

“Fundamental Change Repurchase Notice” means a notice (including a notice substantially in the form of the “Fundamental Change Repurchase Notice” set forth in Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 9(g)(i) and Section 9(g)(ii).

“Fundamental Change Repurchase Price” means the cash price payable by the Corporation to repurchase any share of Convertible Preferred Stock upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 9(d).

“Fundamental Change Repurchase Right” has the meaning set forth in Section 9(a).

“GAAP” means U.S. generally accepted accounting principles in effect as of the applicable date of determination.

“Hedge Agreement” means any Interest Rate Agreement, any Currency Agreement, and any other derivative or hedging contract, agreement, confirmation, or other similar transaction or arrangement that is entered into by the Corporation or any of its Subsidiaries, including any commodity or equity exchange, swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, spot or forward foreign currency or commodity purchase or sale, listed or over-the-counter option or similar derivative right related to any of the foregoing, non-deliverable forward or option, foreign currency swap agreement, currency exchange rate price hedging arrangement, or other arrangement designed to protect against fluctuations in interest rates or currency exchange rates, commodity, currency or securities values, or any combination of the foregoing agreements or arrangements.

“Holder” means a person in whose name any shares of Convertible Preferred Stock are registered on the Registrar’s books, and any such person shall be deemed to “hold” such shares.

“Identified Persons” has the meaning set forth in Section 16(a).

“Indebtedness” means (A) all indebtedness for borrowed money or the deferred purchase price of property or services (other than trade or account payables incurred in the ordinary course of business and obligations in respect of employment arrangements), (B) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (C) all Finance Lease Obligations, (D) any notes payable and lines of credit and (E) any guarantees of any of the foregoing items specified in clauses (A) through (D), inclusive.

“Initial Fundamental Change Notice” has the meaning set forth in Section 9(e).

“Initial Share Reserve Requirement” means a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable upon conversion of all shares of Convertible Preferred Stock outstanding as of the Closing Date (assuming such conversion occurred on the Closing Date).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with the Corporation’s and its Subsidiaries’ operations and (ii) not for speculative purposes.

“Investment” with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees or other obligations), advances or capital contributions (other than any accounts receivable, trade credit, advances or other credits to customers or suppliers, endorsements of negotiable instruments and documents and loans and advances to customers and future, present or former officers, directors and employees (including for travel, entertainment or relocation), in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, equity interests or other securities issued by any other Person, to the extent such transactions involve the transfer of cash or other property.

“Investment Bank” has the meaning set forth in Section 10(d)(ii).

“Issuance Effective Price” has the meaning set forth in Section 14(f)(i)(5).

“Last Reported Sale Price” of the Common Stock for any Trading Day means (i) the closing (last sale) price per share on the principal National Securities Exchange for the Common Stock at the end of regular trading hours on such Trading Day, as reported by Bloomberg; (ii) if no such closing (last sale) price per share is so reported, the average of the last bid price and the last ask price per share at the end of regular trading hours on such Trading Day or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share on the principal National Securities Exchange for the Common Stock at the end of regular trading hours on such Trading Day, as reported in the composite transactions for the securities exchange on which the Common Stock is then listed or traded. If the Common Stock is not listed on a National Securities Exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock as of 4:02 p.m. New York City time on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the fair market value of one (1) share of Common Stock on such Trading Day, as mutually agreed by the Corporation and the Majority Holders or, in the absence of such agreement, by a nationally recognized independent investment banking firm selected by the Corporation.

“Lender Equity” has the meaning set forth in Section 11(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Liquidation Event” means the liquidation, dissolution or winding up of the Corporation.

“Liquidation Junior Stock” means any class or series of the Corporation’s Capital Stock, including preferred stock, the terms of which would result in such class or series ranking junior to the Convertible Preferred Stock with respect to the distribution of assets upon a Liquidation Event. Liquidation Junior Stock includes the Common Stock.

“Liquidation Parity Stock” means any class or series of the Corporation’s Capital Stock, including preferred stock (other than the Convertible Preferred Stock), the terms of which would result in such class or series ranking equally with the Convertible Preferred Stock with respect to the distribution of assets upon a Liquidation Event.

“Liquidation Preference” means, with respect to any share of Convertible Preferred Stock, as of any time of determination, an amount equal to the greater of (i) the Accreted Value as of such time and (ii) the result of (A) 1.15, multiplied by the Original Issue Price, minus (B) the aggregate amount of cash, including Cash Dividends, received by the Holder in respect of such share of Convertible Preferred Stock prior to such time of determination.

“Liquidation Senior Stock” means any class or series of the Corporation’s Capital Stock, including preferred stock, the terms of which would result in such class or series ranking senior to the Convertible Preferred Stock with respect to the distribution of assets upon a Liquidation Event.

“Majority Holders” means the Holders holding at least a majority of the outstanding voting power of the Convertible Preferred Stock.

“Major Holder” means a Holder that, together with such Holder’s Affiliates, is the sole Beneficial Owner of shares of Convertible Preferred Stock representing at least (i) twenty percent (20.0%) of the shares of Convertible Preferred Stock outstanding as of the Closing Date or (ii) ten percent (10.0%) of the outstanding shares of Common Stock on an As-Converted Basis.

“Mandatory Conversion” has the meaning set forth in Section 14(c)(i).

“Mandatory Conversion Date” means a Conversion Date designated with respect to any Convertible Preferred Stock pursuant to Section 14(c)(i) and Section 14(c)(iii).

“Mandatory Conversion Notice” has the meaning set forth in Section 14(c)(iv).

“Mandatory Conversion Notice Date” means, with respect to a Mandatory Conversion, the date on which the Corporation sends the Mandatory Conversion Notice for such Mandatory Conversion pursuant to Section 14(c)(iv).

“Mandatory Conversion Right” has the meaning set forth in Section 14(c)(i).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Material Terms” has the meaning set forth in Section 4(f)(i)(2)(B).

“Minimum Financial Metrics” shall be satisfied if (i) the Consolidated Adjusted EBITDA for the Most Recent Four-Quarter Period as of the applicable measurement date is at least fifty million dollars ($50,000,000), provided that on April 1, 2031 and on April 1 of each year thereafter, such amount shall be increased by ten percent (10.0%), (ii) the Consolidated Net Leverage Ratio as of the applicable measurement date is less than 2.00:1.00, and (iii) Consolidated Liquidity as of the applicable measurement date is greater than twenty million dollars ($20,000,000); in each case, based on the most recently Publicly Disclosed financial information of the Corporation as of the applicable measurement date (to the extent applicable).

“Monarch” means (a) Monarch Alternative Capital LP, together with its Affiliates and any investment fund that is managed or advised on a discretionary basis by Monarch Alternative Capital LP, any of its Affiliates, the same investment manager or investment adviser of Monarch Alternative Capital LP or any Affiliate of such investment adviser or investment manager (collectively, the “Monarch Manager/Funds”), as well as (b) any Person that acquires from one or more Monarch Manager/Funds, pursuant to a binding written co-investment agreement with Monarch Alternative Capital LP or any other Monarch Manager/Funds, shares of Convertible Preferred Stock, in each case to the extent that (and for so long as) one or more Monarch Manager/Funds (i) have sole power to vote or direct the vote of such shares and (ii) have sole power to dispose of or direct the disposition of such shares, in each case, on a discretionary basis.

“Most Recent Four-Quarter Period” means, as of any date of determination, the four-fiscal quarter period that ended on the last day of the most recently completed fiscal quarter for which the Corporation’s historical financial results have been Publicly Disclosed.

“National Exchange Listing” has the meaning set forth in Section 12(a)(i).

“National Securities Exchange” means The New York Stock Exchange, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market or The Texas Stock Exchange (or any of their respective successors).

“New Security” has the meaning set forth in Section 11(a).

“Number of Reserved Shares” means, as of any time, the number of shares of Common Stock that, at such time, the Corporation has reserved (out of its authorized but unissued shares of Common Stock that are not reserved for any other purpose) for delivery upon conversion of the Convertible Preferred Stock.

“Offer Notice” has the meaning set forth in Section 4(f)(i)(2)(B).

“Officer” means the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Secretary or the Chief Accounting Officer of the Corporation.

“Open of Business” means 9:00 a.m., New York City time.

“Optional Conversion” means the conversion of any outstanding shares of Convertible Preferred Stock into shares of Common Stock pursuant to Section 14, other than a Mandatory Conversion.

“Optional Conversion Date” means, with respect to the Optional Conversion of any Convertible Preferred Stock, the first Business Day on which the requirements set forth in Section 14(d)(ii) for such conversion are satisfied; provided, that in the case of an Optional Conversion effected pursuant to an Optional Conversion Notice that indicates such Optional Conversion is conditioned upon on the consummation of a Fundamental Change or pursuant to a deemed conversion immediately prior to a Fundamental Change in accordance with Section 9(a), the Optional Conversion Date shall be the date such Fundamental Change is consummated (and shall be effective immediately prior to such consummation).

“Optional Conversion Notice” means a notice substantially in the form of the “Optional Conversion Notice” set forth in Exhibit A.

“Original Issue Price” means one thousand dollars ($1,000.00) per share of Convertible Preferred Stock.

“Participating Dividend” has the meaning set forth in Section 6(b)(i).

“Paying Agent” has the meaning set forth in Section 4(d)(i).

“Permitted Asset Disposition” means:

(a)      sales, transfers, licenses or dispositions (“Dispositions”) of inventory or services in the ordinary course of business;

(b)      Dispositions of rental assets (A) at not less than the net book value thereof or (B) at less than the net book value thereof in an amount not to exceed fifteen million dollars ($15,000,000);

(c)      intercompany Dispositions between and/or among the Corporation and its Wholly Owned Subsidiaries;

(d)      Dispositions of property that are used, surplus, obsolete, worn out property or no longer used or useful in the business;

(e)      the granting of Permitted Liens;

(f)      the non-exclusive licensing or sublicensing, on intellectual property in the ordinary course of business to the extent that they do not materially interfere with the business of the Corporation or any of its Subsidiaries;

(g)      the lapse or abandonment of any registrations or applications for registration of any intellectual property that is not material to the business of the Corporation and its Subsidiaries;

(h)      the surrender or waiver of litigation rights or settlement, release or surrender of tort or other litigation claims of any kind in the ordinary course of business;

(i)      the Disposition of that certain Equipment Lease Agreement, dated as of December 13, 2021, by and between Capstone Green Energy Corporation and Hilmobay Resort Limited dba Hiltyon Rose Hall Resort & Spa, and any assets of the Corporation subject thereto;

(j)      the Disposition or discount of accounts receivable by the Corporation or any of its Subsidiaries in connection with the compromise, collection or settlement thereof, or as part of any bankruptcy or similar proceeding, in each case in the ordinary course of business;

(k)      Dispositions of Capital Stock of the Corporation permitted pursuant hereto;

(l)      (1) the liquidation or dissolution of any Subsidiary of the Corporation if the Corporation determines in good faith that such liquidation or dissolution is in the best interests of the Corporation and the Corporation or any Subsidiary receives any assets of the relevant dissolved or liquidated Subsidiary; (2) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition or an Investment; and (3) any Subsidiary may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value of the assets of such Subsidiary;

(m)      dispositions, mergers, amalgamations, consolidations or conveyances that constitute (or are made in order to effectuate) Investments permitted pursuant hereto;

(n)      Dispositions to the extent that (i) the relevant property is exchanged for, traded-in or swapped for, credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property, in each case in the ordinary course of business;

(o)      Dispositions and/or terminations of, leases, subleases, licenses, sublicenses or cross-licenses (including the provision of software under any open source license) which (i) do not materially interfere with the business of the Corporation and its Subsidiaries, (ii) relate to closed facilities or the discontinuation of any product line or (iii) are made in the ordinary course of business;

(p)      Dispositions of property subject to foreclosure, expropriation, forced disposition, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(q)      Dispositions or consignments of equipment, inventory or other assets (including leasehold or licensed interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(r)      any Disposition of non-core property acquired in connection with an acquisition or similar Investment to the extent such property is not material to operation of the business of the acquisition (or Investment) target;

(s)      the provision of de minimis amounts of equipment to employees in the ordinary course;

(t)      any sales, transfers and any issuance of, or dispositions in connection with, directors’ qualifying shares or investments by residents of a particular jurisdiction as, and to the extent, mandated by relevant foreign law;

(u)      Dispositions of assets not otherwise permitted; provided, that (i) such transaction shall be for fair market value (as reasonably determined by the Corporation) and does not in the aggregate exceed in any fiscal year the greater of two million dollars ($2,000,000) and five percent (5.0%) of Consolidated Adjusted EBITDA for the immediately preceding fiscal year (calculated before giving effect to such Dispositions) and (ii) any consideration received not in cash or cash equivalents in respect thereto shall have an aggregate fair market value (as determined by the Corporation and measured at the time of receipt) in excess of one million dollars ($1,000,000) in any fiscal year; provided, that for purposes of this subclause (ii) the following items shall be deemed to be cash: (A) any liabilities of the Corporation or its Subsidiaries that are assumed by the transferee with respect to the applicable Disposition, for which the Corporation or its Subsidiaries shall have been validly released by all applicable creditors or are otherwise cancelled or terminated in connection with such Disposition, (B) securities, notes or other obligations or assets received by the Corporation or its Subsidiaries from such transferee that are converted by the Corporation or its Subsidiaries into cash or cash equivalents within one hundred eighty (180) days following the receipt of such assets, and (C) consideration constituting Indebtedness of the Corporation or any of its Subsidiaries that is contributed to or otherwise purchased by the Corporation or any of its Subsidiaries and which is immediately cancelled or extinguished); and

(v)      other Dispositions of the Corporation or any of its Subsidiaries the proceeds of which are, in any fiscal year, less than the greater of thirty million dollars ($30,000,000).

“Permitted Indebtedness” means:

(a)      Indebtedness outstanding as of the Closing Date, and Indebtedness that serves to amend, restate, modify, extend, renew, refinance, replace or otherwise change such Indebtedness on or prior to its respective maturity date (“Refinanced” or “Refinancing”, as the context may require) so long as the aggregate amount of Refinancing obligations does not exceed the amount of Refinanced obligations outstanding immediately prior to such Refinancing;

(b)      Indebtedness in respect of Finance Lease Obligations or purchase money obligations incurred or assumed for the purpose of financing all or any part of the purchase price or other acquisition cost or cost of design, construction, installation, development, repair or improvement of property, plant or equipment used in the business of the Corporation or any of its Subsidiaries that either (x) does not exceed fifty million dollars ($50,000,000) in the aggregate at any one time outstanding or (y) is non-recourse to the Corporation and each of its Subsidiaries;

(c)      guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Corporation or its Subsidiaries;

(d)      any Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(e)      Indebtedness constituting prepaid or deferred revenue, deferred tax liabilities, liabilities associated with customer prepayments and deposits and other similar accrued obligations incurred in the ordinary course of business;

(f)      Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out or similar obligations), or payment obligations in respect of any non-compete, consulting or similar arrangements, in each case incurred in connection with any disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the date hereof or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Corporation or any such Subsidiary pursuant to any such agreement;

(g)      Indebtedness of the Corporation and/or any Subsidiary (i) pursuant to tenders, statutory obligations (including health, safety and environmental obligations), bids, leases, governmental contracts, trade contracts, surety, indemnity, stay, customs, judgment, appeal, performance, completion and/or return of money bonds or guaranties or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(h)      Indebtedness representing any taxes, assessments or governmental charges to the extent the same are being diligently contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP;

(i)      any Indebtedness owing by the Corporation or any of its Wholly Owned Subsidiaries to the Corporation or any of its Wholly Owned Subsidiaries;

(j)      any Indebtedness that may be deemed to exist pursuant to any performance, surety, appeal or similar bonds or statutory obligations incurred in the ordinary course of business, and guarantee obligations in respect of any such Indebtedness;

(k)      Indebtedness of any Person that becomes a Subsidiary of the Corporation or Indebtedness assumed in connection with an acquisition or other Investment permitted hereunder after the date hereof; provided that such Indebtedness (i) existed at the time such Person became a Subsidiary of the Corporation or the assets subject to such Indebtedness were acquired, (ii) was not created or incurred in anticipation thereof and (iii) does not result in the Consolidated Net Leverage Ratio, calculated on a pro forma basis after giving effect to such acquisition, to exceed 2.5:1.00.

(l)      Indebtedness in respect of any letter of credit facility in an aggregate principal or face amount at any time outstanding not to exceed five million dollars ($5,000,000) (a “Permitted LC Facility”); and

(m) Indebtedness in an aggregate amount not to exceed at any time outstanding the greater of (x) sixty million dollars ($60,000,000) or (y) an amount if, after giving pro forma effect to the incurrence of such Indebtedness, the Consolidated Net Leverage Ratio does not exceed 1.5:1.00 (measured at the time of incurrence); provided, that the interest rate on such Indebtedness does not exceed the lesser of (i) three-month Term SOFR plus five hundred (500) basis points or (ii) nine percent (9.0%) per annum;

provided, that, notwithstanding the foregoing, in no event shall Permitted Indebtedness include any Indebtedness that is incurred in connection with an issuance of Common Stock, other equity of the Corporation or Equity-Linked Securities to the lender thereof if the aggregate fair market value of such Common Stock, other equity of the Corporation or Equity-Linked Securities exceeds two percent (2.0%) of such lender’s aggregate commitment under the applicable Indebtedness.

“Permitted Investment” means:

(a)      Investments (including intercompany advances and guarantees) (A) by the Corporation or any Subsidiary of the Corporation in any Wholly Owned Subsidiary of the Corporation or (B) by any Wholly Owned Subsidiary of the Corporation in the Corporation, and, in each case, any modifications, refinancings, replacements, renewals, reinvestments or extensions thereof;

(b)      Investments in cash, cash equivalents, or U.S. Treasury securities, and bank deposits located in the United States or the United Kingdom in the ordinary course of business;

(c)      any Investment existing as of the Closing Date and any modification, refinancing, replacement, renewal, reinvestment or extension thereof;

(d) Investments that are received in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in satisfaction or settlement or partial satisfaction or settlement of delinquent obligations of, or other disputes with, account debtors, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any Investment or other transfer of title with respect to any Investment;

(e)      Any Investment in any fiscal year that, taken together with all other Investments made in such fiscal year, but excluding any Investments permitted by the immediately following clause (f) (and excluding, for the avoidance of doubt, any Investments permitted by any other clause of this definition of Permitted Investment), that does not exceed an aggregate of the greater of (x) five million dollars ($5,000,000) and (y) thirty-five percent (35.0%) of Consolidated Adjusted EBITDA for the prior fiscal year;

(f)      Any Investment that individually does not exceed one hundred thousand dollars ($100,000);

(g)      endorsements of items for collection or deposit in the ordinary course;

(h)      Investments received in lieu of cash in connection with any Disposition permitted hereunder;

(i)      Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted hereunder and any other pledges or deposits permitted hereunder;

(j)      Investments in connection with hedge agreements, swap agreements, or other similar hedging instruments which are not for speculative purposes; and

(k)      any other Investment expressly agreed in writing by the Majority Holders to be a Permitted Investment.

“Permitted Lien” means:

(a)      Liens outstanding as of the Closing Date including Liens securing such obligations as may be Refinanced from time to time so long as such Liens do not extend to assets other than the assets securing the Refinanced obligations;

(b)      Liens for the purpose of securing Finance Lease Obligations or purchase money obligations permitted to be incurred or assumed pursuant to clause (b) of the definition of Permitted Indebtedness that attach only to the assets (including any substitutions or accessions thereto and proceeds thereof) and do not encumber any other property of the Corporation or any of its Subsidiaries;

(c)      any Liens securing the indebtedness and obligations referred to in clause (m) of the definition of Permitted Indebtedness;

(d)      Liens for taxes if obligations with respect to such taxes are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;

(e)      statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of sixty (60) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(f)      Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the collateral securing such Lien on account thereof;

(g)      easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case that do not and will not interfere in any material respect with the ordinary conduct of the business of the Corporation or any of its subsidiaries and that, in the aggregate for any parcel of real property subject thereto, do not materially detract from the value of such parcel;

(h)      any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(i)      Liens solely on any customary cash earnest money deposits made by the Corporation or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder (or to secure letters of credit, bank guarantees or similar instruments posted in respect thereof);

(j)      purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(k)      Liens incurred by the Corporation or any of its Subsidiaries in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)      any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(m)      Liens incurred (i) pursuant to pledges and deposits of cash or cash equivalents in the ordinary course of business securing (x) any liability for reimbursement (including in respect of deductibles, self-insurance retention amounts and premiums and adjustments related thereto), premium or indemnification obligations of insurance brokers or carriers providing property, casualty, liability or other insurance or self-insurance to the Corporation and its subsidiaries (including deductibles, self-insurance, co-payment, co-insurance and retentions) or (y) leases, subleases, licenses or sublicenses of property otherwise permitted hereby and (ii) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clause (i) above;

(n)      Liens (i) on advances of cash or cash equivalents in favor of the seller of any property to be acquired in an Investment permitted hereby to be applied against the purchase price for such Investment or (ii) consisting of (A) an agreement to dispose of any property in a disposition permitted hereunder and/or (B) the pledge of cash or cash equivalents as part of an escrow or similar arrangement required in any Disposition permitted hereunder;

(o)      Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(p)      receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds;

(q)      Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Corporation or any Subsidiary in the ordinary course of business;

(r)      normal and customary rights of setoff upon deposits of cash or cash equivalents in favor of banks and other depository institutions and Liens of a collecting bank arising under the Uniform Commercial Code on checks in the course of collection;

(s)      Liens securing obligations under a Permitted LC Facility; and

(t)      other Liens securing obligations in an aggregate amount not to exceed ten million dollars ($10,000,000) at any time outstanding.

“Permitted Transaction” means:

(a)      transactions on terms, taken as a whole, not materially less favorable to the Corporation than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate of the Corporation, as determined by the Board of Directors in good faith;

(b)      registered offerings and private placements by the Corporation of shares of Common Stock and/or Equity-Linked Securities, to the extent offered on the same basis to Persons that are not Affiliates of the Corporation and the preemptive rights are provided to the Eligible Holders in accordance with Section 11 of this Certificate of Designation and in accordance with any applicable registration rights agreement;

(c)      transactions to the extent between or among (A) the Corporation and one or more of its Wholly Owned Subsidiaries or (B) Wholly Owned Subsidiaries of the Corporation;

(d)      director, trustee, officer, consultant and employee compensation (including bonuses) and other benefits (including pursuant to any employment agreement or any retirement, health, stock option or other benefit plan), payments or loans (or cancellation of loans) to directors, trustees, officers, consultants and employees of the Corporation or any of its Subsidiaries and indemnification arrangements, in each case, as determined in good faith by the Board of Directors or senior management of the Corporation; and

(e)      transactions expressly permitted herein, including Permitted Investments;

(f)      existing transactions as of the Closing Date or any amendment, extension, renewal, modification or replacement of any such arrangement or agreement;

(g)      the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Corporation and/or any of its Subsidiaries in the ordinary course of business;

(h)      the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any registration rights or stockholders agreement and the existence or performance by the Corporation or any of its Subsidiaries of its obligations under any such registration rights or stockholders agreement;

(i)      transactions disclosed in the Corporation’s SEC Reports;

(j)      transactions in respect of the preemptive rights, including the issuance and holding of Preemptive Securities; and

(k)      transactions with an aggregate annual consideration not exceeding two million dollars ($2,000,000).

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Certificate of Designation.

“Physical Certificate” means, if the Board of Directors has not provided by resolution that the Convertible Preferred Stock shall be uncertificated, any certificate (other than an Electronic Certificate) evidencing any share(s) of Convertible Preferred Stock, which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such share(s) and duly executed by the Corporation and countersigned by the Transfer Agent.

“PIK Dividend” has the meaning set forth in Section 6(a)(i).

“Preemptive Rights Portion” has the meaning set forth in Section 11(b).

“Preemptive Securities” has the meaning set forth in Section 11(a).

“Publicly Disclosed” mean a communication calculated to reach the general public, such as a press release widely disseminated over a national wire service, a Form 8-K or other filing with the U.S. Securities and Exchange Commission, or a public webcast presentation.

“Purchase Agreement” means that certain Securities Purchase Agreement, dated as of [●], 2026, by and between the Corporation and the Purchasers (as defined therein), as the same may be amended or amended and restated from time to time, relating to the purchase of the Convertible Preferred Stock.

“Qualified Debt” has the meaning set forth in Section 11(a).

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Convertible Preferred Stock or Common Stock, the date fixed (whether by applicable law, applicable provision of the Certificate of Incorporation or Bylaws, resolution of the Board of Directors or otherwise) to determine the Holders or the holders of Common Stock, as applicable, that are entitled to such dividend, distribution or issuance.

“Redemption” has the meaning set forth in Section 8(a).

“Redemption Date” means the date fixed, pursuant to Section 8(c), for the settlement of the redemption of the Convertible Preferred Stock by the Corporation pursuant to a Redemption.

“Redemption Notice” has the meaning set forth in Section 8(e).

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Corporation sends the Redemption Notice for such Redemption pursuant to Section 8(e).

“Redemption Price” means the consideration payable by the Corporation to repurchase any Convertible Preferred Stock upon a Redemption, calculated pursuant to Section 8(d).

“Reference Property” has the meaning set forth in Section 14(j)(i).

“Reference Property Unit” has the meaning set forth in Section 14(j)(i).

“Register” has the meaning set forth in Section 4(d)(ii).

“Registrar” has the meaning set forth in Section 4(d)(i).

“Regular Dividend Payment Date” means, with respect to any share of Convertible Preferred Stock, March 31 of each year, beginning on March 31, 2027; provided, the Corporation may elect to pay a Cash Dividend pursuant to Section 6(a)(ii) on any Cash Dividend Payment Date.

“Regular Dividend Period” means, with respect each Regular Dividend Payment Date in respect of a PIK Dividend, the period commencing on (and including) the immediately preceding the Regular Dividend Payment Date (or, in the case of the Regular Dividend Payment Date occurring on March 31, 2027, the Closing Date) and ending on (but excluding) such Regular Dividend Payment Date.

“Regular Dividend Rate” means five percent (5.0%) per annum; provided; that (A) if the Common Stock is not listed on a National Securities Exchange on or before the date that is eighteen (18) months after the Closing Date, the Regular Dividend rate shall increase by two hundred (200) basis points per annum on such date and an additional one hundred (100) basis points on each anniversary of such date thereafter and (B) beginning on the four (4) year anniversary of the Closing Date and on each June 30, September 30, December 31 and March 31 thereafter (each such date, a “Measurement Date”), (x) if the Minimum Financial Metrics are not satisfied as of the applicable Measurement Date, the Regular Dividend Rate shall increase by two hundred (200) basis points for the period commencing on such Measurement Date and ending on the day immediately preceding the next succeeding Measurement Date, and (y) if the Minimum Financial Metrics are satisfied as of the Measurement Date, in lieu of the increase contemplated by clause (x), the Regular Dividend Rate shall increase by one hundred (100) basis points for the period commencing on such Measurement Date and ending on the day immediately preceding the next succeeding Measurement Date, subject, in each case, to a maximum Regular Dividend rate of thirteen percent (13.0%) per annum.

“Regular Dividends” has the meaning set forth in Section 6(a)(i).

“Repurchase Upon Fundamental Change” means the repurchase of any Convertible Preferred Stock by the Corporation pursuant to Section 9.

“Restricted Stock Legend” means a legend substantially in the form set forth in Exhibit B.

“Restricted Transaction” has the meaning set forth in Section 4(f)(i)(2)(B).

“Rights Exercise Price” has the meaning set forth in Section 14(f)(i)(3)(A).

“Rights Reference Price” has the meaning set forth in Section 14(f)(i)(3)(A).

“ROFO Closing Date” has the meaning set forth in Section 4(f)(i)(2)(B).

“ROFO Exercise Period” has the meaning set forth in Section 4(f)(i)(2)(B).

“ROFO Offer” has the meaning set forth in Section 4(f)(i)(2)(B).

“ROFO Offeror” has the meaning set forth in Section 4(f)(i)(2)(B)

“ROFO Shares” has the meaning set forth in Section 4(f)(i)(2)(B).

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed by the Corporation under the Securities Act and Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, filed on or before the date of the Purchase Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any share of Convertible Preferred Stock or Conversion Share.

“Series A Director” has the meaning set forth in Section 10(b)(i).

“Share Agent” means the Transfer Agent or any Registrar, Paying Agent or Conversion Agent.

“Short Sales” has the meaning set forth in Section 12(e).

“Shortfall Amount” has the meaning set forth in Section 14(j)(i)(4)(D).

“Spin-Off” has the meaning set forth in Section 14(f)(i)(4)(B).

“Spin-Off Valuation Period” has the meaning set forth in Section 14(f)(i)(4)(B).

“Subject Securities” has the meaning set forth in Section 14(f)(i)(5).

“Strategic Transaction” has the meaning set forth in Section 10(d)(i).

“Strategic Transaction Process” has the meaning set forth in Section 10(d)(i).

“Strategic Transaction Request” has the meaning set forth in Section 10(d)(i).

“Subsidiary” means, with respect to any Person: (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50.0%) of the Voting Stock is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50.0%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise, or (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner or managing member of, or otherwise controls, such partnership or limited liability company.

“Successor Person” has the meaning set forth in Section 14(j)(iii).

“Takeout Fundamental Transaction” has the meaning set forth in Section 9(a).

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 14(f)(i)(2).

“Term SOFR” means the forward-looking term rate based on the secured overnight financing rate as published by CME Group Benchmark Administration Limited (or a successor administrator) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by the Corporation with the consent of the Majority Holders (not to be unreasonably withheld, conditioned or delayed)).

“Trading Day” means any day on which: (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Agent” means Broadridge Corporate Issuer Solutions or its successor.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(a)      such Security is sold or otherwise transferred to a Person (other than the Corporation or an affiliate of the Corporation (within the meaning of Rule 144)) pursuant to, and in accordance with the “plan of distribution” set forth in, a registration statement that was effective under the Securities Act and available for such sale or transfer at the time of such sale or transfer;

(b)      such Security is sold or otherwise transferred to a Person (other than the Corporation or an affiliate (within the meaning of Rule 144) of the Corporation) pursuant to, and in compliance with the applicable requirements of, Rule 144; or

(c)      (i) such Security is eligible for resale, by a Person that is not an affiliate (as such term is used for purposes of Rule 144) of the Corporation and that has not been such an affiliate of the Corporation during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice; and (ii) the Corporation has received such certificates or other documentation or evidence as the Corporation and its counsel may reasonably require to determine that the Holder, holder or beneficial owner of such Security has satisfied the applicable holding period requirement in respect of such Security under Rule 144 and is not, and has not been during the immediately preceding three (3) months, such an affiliate of the Corporation.

“Treasury Regulations” means the final, temporary and, to the extent reliance thereupon is allowed, proposed United States Federal Income Tax Regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or other governing body of such Person; provided that with respect to a limited partnership or other entity that does not have a board of directors, Voting Stock means the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person. For the avoidance of doubt, the Common Stock and the Convertible Preferred Stock constitute Voting Stock of the Corporation.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 3.      Rules of Construction. For purposes of this Certificate of Designation:

(a)      “or” is not exclusive;

(b)      “including” means “including without limitation”;

(c)      “will” expresses a command;

(d)      the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(e)      a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(f)      words in the singular include the plural and words in the plural include the singular, unless the context requires otherwise;

(g)      “herein,” “hereof” and other words of similar import refer to this Certificate of Designation as a whole and not to any particular Section or other subdivision of this Certificate of Designation, unless the context requires otherwise;

(h)      references to currency mean the lawful currency of the United States of America, unless the context requires otherwise;

(i)      whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; and

(j)      the exhibits, schedules and other attachments to this Certificate of Designation are deemed to form part of this Certificate of Designation.

Section 4.      Records; Registration.

(a)      Form, Dating and Denominations.

(i)      Form and Date of Certificates Evidencing Convertible Preferred Stock. Each Certificate evidencing any Convertible Preferred Stock will: (1) be substantially in the form set forth in Exhibit A; (2) bear the legends required by Section 4(e) or by any provision of the Bylaws or agreement to which the Holder of such Certificate is a party or is otherwise bound and may bear notations, legends or endorsements required by the General Corporation Law of the State of Delaware, any other applicable law or stock exchange rule or usage; and (3) be dated as of the date it is countersigned by the Transfer Agent.

(ii)      Electronic Certificates; Physical Certificates. Provided that the Board of Directors has provided by resolution that the Convertible Preferred Stock shall be uncertificated, the Convertible Preferred Stock will be originally issued initially in the form of one or more Electronic Certificates. Electronic Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Electronic Certificates, upon request by the Holder thereof pursuant to customary procedures, subject to Section 4(f).

(iii)      Electronic Certificates; Interpretation. For purposes of this Certificate of Designation: (1) each Electronic Certificate will be deemed to include the text of the stock certificate set forth in Exhibit A; (2) any legend or other notation that is required to be included on a Certificate will be deemed to be affixed to any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (3) any reference in this Certificate of Designation to the “delivery” of any Electronic Certificate will be deemed to be satisfied upon the registration of the electronic book entry representing such Electronic Certificate in the name of the applicable Holder; (4) upon satisfaction of any applicable requirements of the General Corporation Law of the State of Delaware, the Certificate of Incorporation and the Bylaws of the Corporation, and any related requirements of the Transfer Agent, in each case for the issuance of Convertible Preferred Stock in the form of one or more Electronic Certificates, such Electronic Certificates will be deemed to be executed by the Corporation and countersigned by the Transfer Agent.

(iv)      No Bearer Certificates; Denominations. The Convertible Preferred Stock will be issued only in registered form and only in whole numbers of shares.

(v)      Registration Numbers. Each Certificate evidencing any share of Convertible Preferred Stock will bear a unique registration number that is not affixed to any other Certificate evidencing any other then-outstanding shares of Convertible Preferred Stock.

(b)      Execution, Countersignature and Delivery.

(i)      Due Execution by Corporation. At least two (2) duly authorized Officers will sign each Certificate evidencing any Convertible Preferred Stock on behalf of the Corporation by manual, facsimile or electronic signature. The validity of any Convertible Preferred Stock will not be affected by the failure of any Officer whose signature is on any Certificate evidencing such Convertible Preferred Stock to hold, at the time such Certificate is countersigned by the Transfer Agent, the same or any other office at the Corporation.

(ii)      Countersignature by Transfer Agent. No Certificate evidencing any share of Convertible Preferred Stock is valid until such Certificate is countersigned by the Transfer Agent. Each Certificate will be deemed to be duly countersigned only when an authorized signatory of the Transfer Agent (or a duly appointed agent thereof) signs (by manual, facsimile or electronic signature) the countersignature block set forth in such Certificate.

(c)      Method of Payment; Delay When Payment Date is Not a Business Day.

(i)      Method of Payment. The Corporation will pay (or cause the Paying Agent to pay) all cash amounts due with respect to any outstanding shares of Convertible Preferred Stock, out of funds legally available therefor, as follows:

(A)      if the aggregate Accreted Value of the outstanding shares of Convertible Preferred Stock held by a Holder is at least five million dollars ($5,000,000) (or such lower amount as the Corporation may choose in its sole and absolute discretion) and the Holder of such Convertible Preferred Stock entitled to such cash amount has delivered to the Paying Agent, no later than the time set forth in the next sentence, a written request to receive payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and

(B)      in all other cases, by check mailed to the address of such Holder set forth in the Register.

To be timely, such written request must be delivered no later than the Close of Business on the following date: (x) with respect to the payment of any declared Cash Dividend due on a Dividend Payment Date for the Convertible Preferred Stock, the related Record Date; and (y) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.

(ii)      Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on any outstanding share of Convertible Preferred Stock as provided in this Certificate of Designation is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designation, such payment may be made on the immediately following Business Day and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by applicable law or executive order to close or be closed will be deemed not to be a “Business Day.”

(d)      Transfer Agent, Registrar, Paying Agent and Conversion Agent.

(i)      Generally. The Corporation designates any office of the Transfer Agent in the continental United States, as an office or agency where Convertible Preferred Stock may be presented for: (1) registration of transfer or for exchange (the “Registrar”); (2) payment (the “Paying Agent”); and (3) conversion (the “Conversion Agent”). At all times when any shares of Convertible Preferred Stock are outstanding, the Corporation will maintain an office in the continental United States constituting the Registrar, Paying Agent and Conversion Agent.

(ii)      Maintenance of the Register. The Corporation will keep, or cause there to be kept, a record (the “Register”) of the names and addresses of the Holders, the number of shares of Convertible Preferred Stock held by each Holder and the transfer, exchange, repurchase, Redemption and conversion of the Convertible Preferred Stock. Absent manifest error, the entries in the Register will be conclusive and the Corporation and the Transfer Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes to the fullest extent permitted by applicable law. The Register will be in written form or kept on, or by means of, or in the form of, any information storage device, method or one or more electronic networks or databases, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation will promptly provide a copy of the Register to any Holder upon its written demand.

(iii)      Subsequent Appointments. By notice to each Holder, the Corporation may, at any time, appoint any Person (including the Corporation or any Subsidiary of the Corporation) to act as Registrar, Paying Agent or Conversion Agent.

(iv)      If the Corporation or any of its Subsidiaries acts as Paying Agent or Conversion Agent, then: (1) it will segregate for the benefit of the Holders all money and other property held by it as Paying Agent or Conversion Agent; and (2) references in this Certificate of Designation to the Paying Agent or Conversion Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent or Conversion Agent, in each case for payment or delivery to any Holders or with respect to the Convertible Preferred Stock, will be deemed to refer to cash or other property so segregated, or to the segregation of such cash or other property, respectively.

(e)      Legends.

(i)      Restricted Stock Legend.

(1)      Each Certificate evidencing any share of Convertible Preferred Stock that is a Transfer-Restricted Security will bear the Restricted Stock Legend.

(2)      If any share of Convertible Preferred Stock is issued in exchange for, in substitution of, or to effect a partial conversion of, any other share(s) of Convertible Preferred Stock (such other share(s) being referred to as the “old share(s)” for purposes of this Section 4(e)(i)(2)), including pursuant to Section 4(i), then the Certificate evidencing such share will bear the Restricted Stock Legend if the Certificate evidencing such old share(s) bore the Restricted Stock Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that the Certificate evidencing such share need not bear the Restricted Stock Legend if such share does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Conversion Date, as applicable.

(ii)      Certificate of Designation Legend. Each Certificate evidencing any shares of Convertible Preferred Stock will also bear the Certificate of Designation Legend.

(iii)      Other Legends. Each Certificate evidencing any outstanding shares of Convertible Preferred Stock may bear any other legend or text, not inconsistent with this Certificate of Designation, as may be required by applicable law or by any securities exchange or automated quotation system on which such Convertible Preferred Stock is traded or quoted or as may be otherwise reasonably determined by the Corporation to be appropriate.

(iv)      Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Convertible Preferred Stock evidenced by a Certificate bearing any legend required by this Section 4(e) will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(v)      Legends on Conversion Shares. Each Conversion Share will bear a legend substantially to the same effect as the Restricted Stock Legend if the Convertible Preferred Stock upon the conversion of which such Conversion Share was issued was (or would have been had it not been converted) a Transfer-Restricted Security at the time such Conversion Share was issued; provided, however, that such Conversion Share need not bear such a legend if the Corporation determines, in its reasonable discretion, that such Conversion Share need not bear such a legend. Conversion Shares issued without a restrictive legend (and without being subject to stop transfer or similar instructions) may be sold only pursuant to an effective and available registration statement under the Securities Act or pursuant to Rule 144, and, if such Conversion Shares are sold pursuant to a registration statement, they may be sold only in compliance with the plan of distribution set forth therein, and each Holder, by virtue of acquiring and/or holding, Conversion Shares shall be deemed to have acknowledged and agreed to the foregoing. The Corporation and its counsel and the Transfer Agent shall be entitled to rely on the foregoing undertakings in issuing instructions letters and opinions.

(vi)      Stop Transfer Notations in Respect of Electronic Shares. To the extent any shares of Convertible Preferred Stock are represented by Electronic Certificates or otherwise held in uncertificated form, or any Conversion Shares are held in electronic or other uncertificated form, such Electronic Certificates (and the shares of Convertible Preferred Stock represented thereby) or the electronic certificates or book entries representing such Conversion Shares (together with the Conversion Shares represented thereby) shall be subject to stop transfer instructions or similar instructions or notations that are substantially equivalent to the legend(s) that would be applicable to any Physical Certificate representing such shares of Convertible Preferred Stock or stock certificate representing such Conversion Shares.

(f)      Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.

(i)      Provisions Applicable to All Transfers and Exchanges.

(1)      Generally. Subject to this Section 4(f) and compliance with applicable securities laws and any restrictions on transfer set forth herein, any outstanding share of Convertible Preferred Stock evidenced by any Certificate may be transferred or exchanged from time to time and, upon receiving an executed Assignment Form (in substantially the form set forth on Exhibit A hereto), the Corporation will cause the Registrar to record each such transfer or exchange in the Register.

(2)      Transfer Restrictions.

(A)      No Holder shall, directly or indirectly, sell, assign, transfer, pledge, encumber or otherwise dispose of any Convertible Preferred Stock, or any interest therein (any such transaction, a “Transfer”), to any Person that is a Competitor.

(B)      From the date that is the two (2) year anniversary of the Closing Date to and including the three (3) year anniversary of the Closing Date, but only if the Daily VWAP of the Common Stock for any twenty (20) Trading Days in the thirty (30) consecutive Trading Days immediately prior to the applicable Transfer, exceeds ten dollars ($10.00) per share (as adjusted to account for stock splits, stock dividends, stock combinations and similar events), if any Holder wishes to Transfer shares of Convertible Preferred Stock (a “Restricted Transaction”) to any Person other than an Affiliate of such Holder, such Holder (the “ROFO Offeror”) shall, without notifying any third party of the ROFO Offeror’s interest in the Restricted Transaction, provide written notice to the Corporation of its offer to enter into such a transaction (the “Offer Notice”), which notice shall specify the number of shares of Convertible Preferred Stock (the “ROFO Shares”) that the Holder proposes to sell, the price per share at which the Holder proposes to sell such shares and the material financial and other terms and conditions of such offer (collectively, the “Material Terms”). Each Offer Notice shall constitute an offer made by the ROFO Offeror to enter into an agreement with the Corporation in accordance with the Material Terms (“ROFO Offer”). At any time prior to the expiration of the ten (10) Business Day period following the Corporation’s receipt of the Offer Notice (the “ROFO Exercise Period”), the Corporation may accept the ROFO Offer by delivery to the ROFO Offeror of a written notice (an “Acceptance Notice”) of acceptance of the ROFO Offer, which notice shall specify the closing date (the “ROFO Closing Date”) for the purchase and sale of the ROFO Shares (which shall be a Business Day that is no more than five (5) Business Days following the Corporation’s delivery of such Acceptance Notice to the ROFO Offeror). If the Corporation shall have timely delivered an Acceptance Notice, the ROFO Offeror shall sell and delivery to the Corporation, and the Corporation shall purchase and accept from the ROFO Offeror, all of the ROFO Shares for the price, and otherwise upon the terms, set forth in the Offer Notice on the ROFO Closing Date specified in the Acceptance Notice, or on such other date as the Corporation and the ROFO Offeror shall mutually agree. If the Corporation has not accepted the ROFO Offer during the ROFO Exercise Period and the ROFO Offeror has complied with all of the provisions of this Section 4(f)(i)(2)(B), at any time following the expiration of the ROFO Exercise Period, the ROFO Offeror may consummate the Restricted Transaction with one or more third parties on Material Terms that are the same or more favorable to the ROFO Offeror as the Material Terms set forth in the Offer Notice; provided, that if the Restricted Transaction has not been consummated within ninety (90) days following the expiration of the ROFO Exercise Period, the Holder may not consummate such Restricted Transaction without again complying with the provisions of this Section 4(f)(i)(2)(B).

(C)      Notwithstanding anything to the contrary contained herein, no Holder shall take any overt action to, directly or indirectly, in a single transaction or series of transactions (whether or not related), (x) Transfer shares of Convertible Preferred Stock to the extent that such Transfer would result in such transferee having Beneficial Ownership of fifty percent (50.0%) or more of the then-outstanding Common Stock or (y) purchase or otherwise acquire shares of Common Stock or Equity-Linked Securities (or any interest in any such shares or Equity-Linked Securities) or become part of a “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act), in each case, to the extent that such purchase other acquisition or becoming part of such “group” would result in such Holder or group having Beneficial Ownership of fifty percent (50.0%) or more of the then-outstanding Common Stock that, in each case, would (with or without giving of any notice, lapse of time, or both) result in a “default” or “event of default” (or any term of similar import) by the Corporation and/or any of its Subsidiaries under any loan agreement, note purchase agreement, security agreement, pledge, promissory note other instrument or agreement pertaining to then-outstanding Indebtedness of the Corporation and/or any of its Subsidiaries in an amount in excess of twenty million dollars ($20,000,000), or would (with or without giving of any notice, lapse of time, or both) otherwise permit any Person that is a party to any such instrument or agreement to accelerate, or result in the acceleration of, the obligations of the Corporation and/or any of its Subsidiaries thereunder.

(3)      No Services Charge; Transfer Taxes. The Corporation and the Share Agents will not impose any service charge on any Holder for any transfer, exchange or conversion of any Convertible Preferred Stock, but the Corporation, the Transfer Agent, the Registrar and the Conversion Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Convertible Preferred Stock, other than exchanges pursuant to Section 4(n) not involving any transfer (and; provided that (A) any such taxes or charges incurred in connection with the original issuance of the Convertible Preferred Stock shall be paid and borne by the Corporation; and (B) any such taxes or charges incurred in connection with a conversion of the Convertible Preferred Stock pursuant to Section 14 shall be paid and borne as provided in Section 17).

(4)      No Transfers or Exchanges of Fractional Shares. Notwithstanding anything to the contrary in this Certificate of Designation, all transfers or exchanges of Convertible Preferred Stock must be in an amount representing a whole number of shares of Convertible Preferred Stock, and no fractional share of Convertible Preferred Stock may be transferred or exchanged. In no event will any Holder be entitled to transfer to any transferee, and no transferee of Convertible Preferred Stock will be entitled to acquire from any such holder, a number of shares of Convertible Preferred Stock having an aggregate Liquidation Preference that is less than the lesser of (i) one million dollars $(1,000,000) and (ii) the aggregate Liquidation Preference of all shares of Convertible Preferred Stock then held by the transferring holder and its Affiliates.

(5)      Legends. Each Certificate evidencing any share of Convertible Preferred Stock that is issued upon transfer of, or in exchange for, another share of Convertible Preferred Stock will bear each legend, if any, required by Section 4(e).

(6)      Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Certificate of Designation to effect a transfer or exchange of any Convertible Preferred Stock, the Corporation will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.

(7)      Exchanges to Remove Transfer Restrictions. For the avoidance of doubt, and subject to the terms of this Certificate of Designation, as used in this Section 4(f), an “exchange” of a Certificate includes an exchange effected for the sole purpose of removing any Restricted Stock Legend affixed to such Certificate.

(ii)      Transfers and Exchanges of Convertible Preferred Stock.

(1)      Subject to this Section 4(f) and compliance with applicable securities laws and any restrictions on transfer set forth herein, a Holder of any Convertible Preferred Stock evidenced by a Certificate may (x) transfer any whole number of shares of such Convertible Preferred Stock to one or more other Person(s); and (y) exchange any whole number of shares of such Convertible Preferred Stock for an equal number of shares of Convertible Preferred Stock evidenced by one or more other Certificates; provided, however, that, to effect any such transfer or exchange, such Holder must, deliver to the office of the Transfer Agent or the Registrar transfer instruments reasonably required by the Corporation, the Transfer Agent or the Registrar, together with an opinion of nationally recognized counsel (in form and substance reasonably acceptable to the Corporation and the Transfer Agent) to the effect that such transfer complies with the registration requirements of the Securities Act or an exemption therefrom, and/or such representation letters or certifications as counsel to the Corporation may reasonably request (ad on which such counsel shall be entitled to rely) to enable such counsel to deliver an opinion to the effect that such transfer complies with the registration requirements of the Securities Act or an exemption therefrom, together with any Physical Certificate, with any endorsements required by the Corporation, the Transfer Agent or the Registrar, representing the shares of Convertible Preferred Stock to be transferred or exchanged.

(2)      Upon the satisfaction of the requirements of this Certificate of Designation to effect a transfer or exchange of any whole number of shares of a Holder’s Convertible Preferred Stock evidenced by a Certificate (such Certificate being referred to as the “old Certificate” for purposes of this Section 4(f)(ii)(2)):

(A)      such old Certificate will be promptly cancelled pursuant to Section 4(k);

(B)      if fewer than all of the shares of Convertible Preferred Stock evidenced by such old Certificate are to be so transferred or exchanged, then the Corporation will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(b), one or more Certificates that (x) each evidence a whole number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock evidenced by such old Certificate not to be so transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 4(e);

(C)      in the case of a transfer to a transferee, the Corporation will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(b), one or more Certificates that (x) each evidence a whole number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 4(e); and

(D)      in the case of an exchange, the Corporation will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(b), one or more Certificates that (x) each evidence a whole number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock to be so exchanged; (y) are registered in the name of the Person to whom such old Certificate was registered; and (z) bear each legend, if any, required by Section 4(e).

(iii)      Transfers of Shares Subject to Redemption, Repurchase or Conversion. Notwithstanding anything to the contrary in this Certificate of Designation, the Corporation, the Transfer Agent and the Registrar will not be required to register the transfer of or exchange any share of Convertible Preferred Stock that has been surrendered for conversion, repurchase or redemption.

(iv)      Invalid Transfers. In no event will the Corporation, the Transfer Agent or any Registrar, be required to record, or otherwise give effect to, any transfer of any shares of Convertible Preferred Stock that is effected in violation of this Certificate of Designation. Any purported transfer of any share(s) of Convertible Preferred Stock in violation of this Certificate of Designation shall be null and void ab initio and of no force or effect.

(g)      Cancellation of Convertible Preferred Stock that Is Converted and Convertible Preferred Stock that Is Repurchased Pursuant to a Repurchase Upon Fundamental Change or a Redemption. If shares of Convertible Preferred Stock evidenced by a Certificate are to be converted pursuant to Section 14 or repurchased pursuant to a Repurchase Upon Fundamental Change or a Redemption, then, promptly after the later of the time such Convertible Preferred Stock is deemed to cease to be outstanding pursuant to Section 4(m) and the time such Certificate is surrendered for such conversion or repurchase, as applicable, (1) such Certificate will be cancelled pursuant to Section 4(k); and (2) in the case of a partial conversion or repurchase, the Corporation will issue, execute and deliver to such Holder, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(b), one or more Certificates that (x) each evidence a whole number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock evidenced by such Certificate that are not to be so converted or repurchased, as applicable; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 4(e).

(h)      Status of Converted, Redeemed or Repurchased Shares of Convertible Preferred Stock. If any share of Convertible Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, the share of Convertible Preferred Stock so acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Convertible Preferred Stock. Any share of Convertible Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the Certificate of Incorporation or imposed by the General Corporation Law of the State of Delaware.

(i)      Replacement Certificates. If a Holder of any Convertible Preferred Stock claims that the Certificate(s) evidencing such Convertible Preferred Stock have been mutilated, lost, stolen, destroyed or wrongfully taken, then the Corporation will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(a), a replacement Certificate evidencing such Convertible Preferred Stock upon surrender to the Corporation or the Transfer Agent of such mutilated Certificate, or upon delivery to the Corporation or the Transfer Agent of evidence of such loss, taking, destruction or wrongful taking reasonably satisfactory to the Transfer Agent and the Corporation. In the case of a lost, stolen, destroyed or wrongfully taken Certificate evidencing Convertible Preferred Stock, the Corporation and the Transfer Agent may require the Holder or such Holder’s representative to provide the Corporation such bond or other security or indemnity that is reasonably satisfactory to the Corporation and the Transfer Agent to protect the Corporation and the Transfer Agent from any loss that any of them may suffer if such Certificate is replaced. Every replacement Certificate evidencing Convertible Preferred Stock issued pursuant to this Section 4(i) will, upon such replacement, be deemed to be evidence of outstanding share(s) of Convertible Preferred Stock, entitled to all of the benefits of this Certificate of Designation equally and ratably with all other shares of Convertible Preferred Stock then outstanding.

(j)      Registered Holders. Only the Holder of any share of Convertible Preferred Stock will have such powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, as set forth in this Certificate of Designation as the owner of such share of Convertible Preferred Stock.

(k)      Cancellation. The Corporation may at any time deliver Certificates evidencing Convertible Preferred Stock, if any, to the Transfer Agent for cancellation. The Registrar, the Paying Agent and the Conversion Agent will forward to the Transfer Agent each share of Convertible Preferred Stock duly surrendered to them for transfer, exchange, payment or conversion. The Corporation will cause the Transfer Agent to promptly cancel all Certificates evidencing shares of Convertible Preferred Stock so surrendered to it in accordance with its customary procedures.

(l)      Shares Held by the Corporation or its Subsidiaries. Without limiting the generality of Section 4(m), in determining whether the Holders of the required number of outstanding shares of Convertible Preferred Stock have concurred in any direction, waiver or consent, shares of Convertible Preferred Stock owned by the Corporation or any of its Subsidiaries will be deemed not to be outstanding.

(m)      Outstanding Shares.

(i)      Generally. The shares of Convertible Preferred Stock that are outstanding at any time will be deemed to be those shares indicated as outstanding in the Register, excluding those shares of Convertible Preferred Stock that have theretofore been: (1) cancelled by the Transfer Agent or delivered to the Transfer Agent for cancellation in accordance with Section 4(k); (2) paid in full upon their conversion or upon their repurchase pursuant to a Repurchase Upon Fundamental Change or upon their redemption pursuant to a Redemption in accordance with this Certificate of Designation; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii), (iii), (iv) or (v) of this Section 4(m).

(ii)      Replaced Shares. If any Certificate evidencing any share of Convertible Preferred Stock is replaced pursuant to Section 4(i), then such share will cease to be outstanding at the time of such replacement, unless the Transfer Agent and the Corporation receive proof reasonably satisfactory to them that such share is held by a “bona fide purchaser” under applicable law.

(iii)      Shares to Be Repurchased Pursuant to a Redemption. If, on a Redemption Date, the Paying Agent holds consideration in kind and amount that is sufficient to pay the aggregate Redemption Price due on such date, then (unless there occurs a default in the payment of the Redemption Price): (1) the shares of Convertible Preferred Stock to be redeemed on such date will be deemed, as of such date, to cease to be outstanding (without limiting the Corporation’s obligations pursuant to Section 6(c)); and (2) the rights of the Holders of such shares of Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Redemption Price as provided in Section 8 (and, if applicable, declared Dividends as provided in Section 6(c)).

(iv)      Shares to Be Repurchased Pursuant to a Repurchase Upon Fundamental Change. If, on a Fundamental Change Repurchase Date, the Paying Agent holds consideration in kind and amount that is sufficient to pay the aggregate Fundamental Change Repurchase Price due on such date, then (unless there occurs a default in the payment of the Fundamental Change Repurchase Price): (1) the shares of Convertible Preferred Stock to be repurchased on such date will be deemed, as of such date, to cease to be outstanding (without limiting the Corporation’s obligations pursuant to Section 6(c)); and (2) the rights of the Holders of such shares of Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Fundamental Change Repurchase Price as provided in Section 9 (and, if applicable, declared Dividends as provided in Section 6(c)).

(v)      Shares to Be Converted. If any Convertible Preferred Stock is to be converted, then, at the Close of Business on the Conversion Date for such conversion or in the case of a conversion pursuant to an Optional Conversion Notice that indicates that such conversion is conditioned upon on the consummation of a Fundamental Change or pursuant to a deemed conversion immediately prior to a Fundamental Change in accordance with Section 9(a), immediately prior to such Fundamental Change (in each case, unless there occurs a default in the delivery of the Conversion Consideration due pursuant to Section 14 upon such conversion): (1) such shares of Convertible Preferred Stock will be deemed to cease to be outstanding (without limiting the Corporation’s obligations pursuant to Section 6(c)); and (2) the rights of the Holders of such shares of Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive such Conversion Consideration as provided in Section 14 (and, if applicable, declared Dividends as provided in Section 6(c)).

(n)      Notations and Exchanges. Without limiting any rights of Holders pursuant to Section 10, if any valid amendment, supplement or waiver to the Certificate of Incorporation or this Certificate of Designation changes the powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Convertible Preferred Stock, then the Corporation may, in its discretion, require the Holder of the Certificate evidencing such Convertible Preferred Stock to deliver such Certificate to the Transfer Agent so that the Transfer Agent may place an appropriate notation prepared by the Corporation on such Certificate and return such Certificate to such Holder. Alternatively, at its discretion, the Corporation may, in exchange for such Convertible Preferred Stock, issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(a), a new Certificate evidencing such Convertible Preferred Stock that reflects the changed powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any. The failure to make any appropriate notation or issue a new Certificate evidencing any Convertible Preferred Stock pursuant to this Section 4(n) will not impair or affect the validity of such amendment, supplement or waiver.

Section 5.      Ranking. The Convertible Preferred Stock will rank (a) senior to (i) Dividend Junior Stock with respect to the payment of dividends and (ii) Liquidation Junior Stock with respect to the distribution of assets upon a Liquidation Event; (b) equally with (i) Dividend Parity Stock with respect to the payment of dividends and (ii) Liquidation Parity Stock with respect to the distribution of assets upon a Liquidation Event; and (c) junior to (i) Dividend Senior Stock with respect to the payment of dividends; and (ii) Liquidation Senior Stock with respect to the distribution of assets upon a Liquidation Event. As of the date hereof, the Convertible Preferred Stock will rank senior to all Capital Stock of the Corporation with respect to the payment of dividends and the distribution of assets upon a Liquidation Event.

Section 6.      Dividends.

(a)      Regular Dividends.

(i)      Generally. The Convertible Preferred Stock shall accumulate cumulative dividends at a rate per annum equal to the applicable Regular Dividend Rate on the Compounded Value thereof, regardless of whether or not declared or assets are legally available for their payment (such dividends that accumulate on the Convertible Preferred Stock pursuant to this sentence, “Regular Dividends”). Regular Dividends shall accrue daily in arrears regardless of whether they have been declared. Except as otherwise provided in this Section 6(a), Regular Dividends shall not be paid in cash. Effective immediately before the Close of Business on each Regular Dividend Payment Date, the dollar amount (expressed as an amount per share of Convertible Preferred Stock) of the Regular Dividend (or, if applicable, portion thereof) that has accrued during the Regular Dividend Period ending on such Regular Dividend Payment Date, less the amount of any Cash Dividends in respect of any Cash Dividend Period(s) occurring during such Regular Dividend Period, shall be added to the Compounded Value of each share of Convertible Preferred Stock outstanding as of such time, which addition shall occur automatically, without the need of any action on the part of the Corporation or any other Person (such an increase in the Compounded Value, a “PIK Dividend”) and the Board of Directors shall not declare such PIK Dividends. Dividends on the Convertible Preferred Stock shall accrue daily in arrears from, and including, the last date on which Dividends have been added to the Compounded Value as a PIK Dividend or paid in cash (or, if no Dividends have been paid, from, and including, the Closing Date) to, but excluding, the next Regular Dividend Payment Date or Cash Dividend Payment Date, as applicable.

(ii)      Optional Payment of Cash Dividend. Beginning on June 30, 2030 and on each Cash Dividend Payment Date thereafter, the Corporation may elect to pay the Regular Dividend that has accrued during the Cash Dividend Period ending on (but excluding) such Cash Dividend Payment Date in cash; provided that the Minimum Financial Metrics are satisfied as of such Cash Dividend Payment Date (any Regular Dividend paid in cash, a “Cash Dividend”), and if, as and when authorized by the Board of Directors, or any duly authorized committee thereof, and declared by the Corporation, and out of funds legally available therefor; provided that Cash Dividends shall be aggregated per Holder and shall be made to the nearest cent (with $0.005 rounded upward).

(iii)      Computation of Regular Dividends. Regular Dividends on each share of Convertible Preferred Stock shall accrue daily (based on the actual number of days elapsed) on the Compounded Value of such share as of immediately after the preceding Regular Dividend Payment Date (or, if there is no preceding Regular Dividend Payment Date, after the Closing Date).

(b)      Participating Dividends.

(i)      Generally. Subject to the rights of the holders of any Dividend Senior Stock, on parity with the holders of any Dividend Parity Stock and subject to Section 6(b)(ii), no dividends or other distribution on the Common Stock (whether in cash, securities (including rights or options) or other property, or any combination of the foregoing) will be declared or paid on the Common Stock (a “Common Stock Dividend”) unless, at the time of such declaration and payment, an equivalent dividend or distribution is declared and paid, respectively, on the Convertible Preferred Stock (such a dividend or distribution on the Convertible Preferred Stock, a “Participating Dividend,” and such corresponding dividend or distribution on the Common Stock, the “Common Stock Participating Dividend”), such that: (1) the Record Date and the payment date for such Participating Dividend occur on the same dates as the Record Date and payment date, respectively, for such Common Stock Participating Dividend; and (2) the kind and amount of consideration payable per share of Convertible Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable in the Common Stock Participating Dividend in respect of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 14) in respect of one (1) share of Convertible Preferred Stock if such share of Convertible Preferred Stock was converted as of an Optional Conversion Date occurring immediately prior to such Record Date. Notwithstanding anything to the contrary contained herein, no adjustment to the Conversion Price shall be made in respect of any Participating Dividend or Common Stock Participating Dividend.

(ii)      Common Stock Change Events. Section 6(b)(i) will not apply to, and no Participating Dividend will be required to be declared or paid on the Convertible Preferred Stock in respect of a Common Stock Change Event, as to which Section 14(j) will apply.

(c)      Treatment of Dividends Upon Redemption, Repurchase Upon Fundamental Change or Conversion. If the Redemption Date, Fundamental Change Repurchase Date or Conversion Date with respect to any share of Convertible Preferred Stock is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then the Holder of such share at the Close of Business on such Record Date will be entitled, notwithstanding the related Redemption, Repurchase Upon Fundamental Change or conversion, as applicable, to receive, on or, at the Corporation’s election, before such Dividend Payment Date, such declared Dividend on such share.

Section 7.      Rights Upon a Liquidation Event.

(a)      Generally. If the Corporation undergoes a Liquidation Event, then, subject to the rights of any of the Corporation’s creditors or holders of any outstanding Liquidation Senior Stock and on parity with the holders of any outstanding Liquidation Parity Stock, each share of Convertible Preferred Stock shall entitle the Holder thereof to receive payment for the greater of the amounts set forth in clause (i) and (ii) below, out of the Corporation’s funds legally available for distribution to the Corporation’s stockholders, before any such funds are distributed to, or set aside for the benefit of, any Liquidation Junior Stock:

(i)      the Liquidation Preference; and

(ii)      the amount such Holder would have received in respect of the number of shares of Common Stock that would be issuable upon conversion of such share of Convertible Preferred Stock in connection with an Optional Conversion pursuant to Section 14 assuming the Conversion Date of such conversion occurs on the date of such payment.

Upon payment of such amount in full on the outstanding Convertible Preferred Stock pursuant to the foregoing provisions of this Section 7(a), Holders will have no rights to the Corporation’s remaining assets or funds, if any. If funds legally available for distribution to the Corporation’s stockholders are insufficient to fully pay such amount on all outstanding shares of Convertible Preferred Stock and the corresponding amounts payable in respect of all outstanding shares of Liquidation Parity Stock, if any, then, subject to the rights of any of the Corporation’s creditors or holders of any outstanding Liquidation Senior Stock, such funds will be distributed ratably on the outstanding shares of Convertible Preferred Stock and Liquidation Parity Stock in proportion to the full respective distributions to which such shares would otherwise be entitled. For the avoidance of doubt, a reorganization or liquidation pursuant to applicable federal, state or local bankruptcy or insolvency law shall be deemed to constitute a Liquidation Event.

(b)      Certain Business Combination Transactions Deemed Not to Be a Liquidation Event. For purposes of Section 7(a), the Corporation’s consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of the Corporation’s assets (other than a sale, lease or other transfer in connection with a Liquidation Event) to, another Person will not, in itself, constitute a Liquidation Event, even if, in connection therewith, the Convertible Preferred Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

(c)      Treatment of Convertible Preferred Stock. Notwithstanding anything to the contrary herein, any redemption, repurchase, distribution in respect of a Liquidation Event, conversion-related payment or delivery of consideration, or any other payment or delivery of consideration with respect to, or in exchange for, the Convertible Preferred Stock pursuant to the terms of this Certificate of Designation shall be made on the same terms and for the same per share amount and form of consideration to each outstanding share of Convertible Preferred Stock, and any such action pursuant to the terms of this Certificate of Designation involving fewer than all outstanding shares shall be effected on a pro rata basis among all Holders based on the number of shares then held by each such Holder (or, if required by applicable law, by lot). If any election or choice is offered as to the form of consideration, such election shall be made available to all Holders on a uniform, per share basis. No consideration or other benefit (including any agreement, waiver, amendment or side letter) shall be offered, paid or delivered to any Holder in connection with any of the foregoing unless the same consideration or benefit, in form and value, on a per share basis, is concurrently offered, paid or delivered to all Holders.

Section 8.      Right of Holders to Require the Corporation to Redeem the Convertible Preferred Stock Upon a Breach.

(a)      Breach Redemption Right. Subject to the terms of this Section 8, each Holder has the right, at its election, to require the Corporation to redeem, by written notice to the Corporation, any or all of such Holder’s shares of the Convertible Preferred Stock, at any time, on a Redemption Date upon a breach by the Corporation of the covenants set forth in Section 12 or the protective provisions set forth in Section 10(e), in either case that is continuing and has not been cured by the Corporation (to the extent curable) within thirty (30) Business Days of written notice thereof to the Corporation by the Majority Holders, for a cash purchase price equal to the Redemption Price (each such redemption, a “Redemption”).

(b)      Redemption Not Required Certain Circumstances. If the Corporation either (A) does not have sufficient funds legally available or (B) is restricted or prohibited by the terms of its senior credit facilities, in each case to pay the Redemption Price on all shares Convertible Preferred Stock called for Redemption pursuant to this Section 8, then the Corporation shall: (1) pay the maximum amount of such Redemption Price that can be paid, which payment will be made pro rata to each Holder that has elected a Redemption based on the total number of shares of Convertible Preferred Stock of such Holder that were otherwise called for Redemption; and (2) redeem any shares of Convertible Preferred Stock not redeemed because of the foregoing limitations at the applicable Redemption Price as soon as reasonably practicable after the Corporation is able to make such Redemption. In the event a Holder exercises a Redemption pursuant to this Section 8 at a time when the Corporation is restricted or prohibited by the terms of its senior credit facilities from paying the Redemption Price on some or all of the Convertible Preferred Stock subject to the Redemption, the Corporation shall use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition.

(c)      Redemption Date. The Redemption Date for a Redemption will be a Business Day chosen by such Holder that is no more than twenty (20), nor less than ten (10), calendar days after the Redemption Notice Date for such Redemption.

(d)      Redemption Price. The Redemption Price for any share of Convertible Preferred Stock to be redeemed pursuant to a Redemption shall be an amount in cash equal to the Liquidation Preference.

(e)      Redemption Notice. To require the Corporation to redeem any share of Convertible Preferred Stock, such Holder must send to the Corporation a notice of such Redemption (a “Redemption Notice”), which Redemption Notice must state:

(i)      that such share has been called for Redemption under this Certificate of Designation;

(ii)      the basis on which such Holder is calling for such Redemption;

(iii)      the number of such shares subject to Redemption; and

(iv)      the Redemption Date for such Redemption.

(f)      Payment of the Redemption Price. The Corporation will cause the Redemption Price for each share of Convertible Preferred Stock subject to Redemption to be paid to the Holder thereof on the applicable Redemption Date.

Section 9.      Right of Holders to Require the Corporation to Repurchase Convertible Preferred Stock Upon a Fundamental Change.

(a)      Fundamental Change Repurchase Right. Subject to the other terms of this Section 9, if a Fundamental Change occurs, then each Holder may, at its election, effective as of immediately prior to the Fundamental Change, either (i) convert (which conversion shall be mandatory and binding on the Corporation) all, or any whole number of shares that is less than all, of such Holder’s shares of Convertible Preferred Stock pursuant to Section 14 at the then-current Conversion Price or (ii) require the Corporation to repurchase (which repurchase shall be mandatory and binding on the Corporation and shall occur substantially concurrently with or prior to the consummation of such Fundamental Change as provided in this Section 9) (the “Fundamental Change Repurchase Right”) all, or any whole number of shares that is less than all, of such Holder’s shares of Convertible Preferred Stock that have not been converted pursuant to the foregoing clause (i) on the Fundamental Change Repurchase Date for such Fundamental Change, out of funds legally available therefor, for a cash purchase price equal to the Fundamental Change Repurchase Price. Notwithstanding anything to the contrary contained herein, in the case of a Fundamental Change in which the outstanding shares of Common Stock are converted into the right to receive cash, securities of another entity and/or other assets for which a shareholder vote is required (a “Takeout Fundamental Transaction”), if prior to the Close of Business on the fifth (5th) Business Day immediately following the date of the Final Fundamental Change Notice in respect of such Takeout Fundamental Transaction, a Holder shall not have elected to exercise the Fundamental Change Repurchase Right with respect to all of the shares of Convertible Preferred Stock then held by such Holder, such Holder shall be deemed to have elected to convert all of the shares of Convertible Preferred Stock as to which the Fundamental Change Repurchase Right shall not have been exercised into Common Stock, and such conversion shall be deemed to occur immediately prior to the consummation of such Takeout Fundamental Transaction. In the case of a Takeout Fundamental Transaction, all shares of Convertible Preferred Stock deemed to be converted into Common Stock upon the consummation thereof shall cease to be outstanding upon such consummation, and from and after such consummation any Certificate representing any share(s) of Convertible Preferred Stock deemed converted shall not be transferable and shall represent only the right to receive the shares of Common Stock issuable upon such conversion thereof (or the consideration resulting from the applicable Takeout Fundamental Transaction with respect thereto) and shall otherwise be of no further force or effect. Without limiting the foregoing, promptly, and in any event within ten (10) Business Days, following the consummation of such Takeout Fundamental Transaction, each Holder shall surrender to the Transfer Agent all Physical Certificates representing any shares of Convertible Preferred Stock held by such Holder immediately prior to the deemed conversion thereof.

(b)      Funds Legally Available for Payment of Fundamental Change Repurchase Price; Covenant Not to Take Certain Actions. If the Corporation does not have sufficient funds legally available to pay the Fundamental Change Repurchase Price of all shares of Convertible Preferred Stock that are to be repurchased pursuant to a Repurchase Upon Fundamental Change, then the Corporation shall: (1) pay the maximum amount of such Fundamental Change Repurchase Price that can be paid out of funds legally available for payment, which payment will be made pro rata to each Holder based on the total number of shares of Convertible Preferred Stock of such Holder that were otherwise to be repurchased pursuant to such Repurchase Upon Fundamental Change; and (2) purchase any shares of Convertible Preferred Stock not purchased because of the foregoing limitations at the applicable Fundamental Change Repurchase Price as soon as practicable after the Corporation is able to make such purchase out of funds legally available for the purchase of such shares of Convertible Preferred Stock. The inability of the Corporation (or its successor) to make a purchase payment for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Corporation fails to pay the Fundamental Change Repurchase Price in full when due in accordance with this Section 9 in respect of some or all of the shares or Convertible Preferred Stock to be repurchased pursuant to the Fundamental Change Repurchase Right, the Corporation will continue to pay Dividends on such shares not repurchased in accordance with Section 6(a) and/or Section 6(b), as applicable, until such shares are repurchased (with respect to Dividends other than PIK Dividends, out of funds legally available), on each Dividend Payment Date, for the period from and including the first Dividend Payment Date (or the Closing Date, as applicable) upon which the Corporation fails to pay the Fundamental Change Repurchase Price in full when due in accordance with this Section 9 through but not including the latest of the day upon which the Corporation pays the Fundamental Change Repurchase Price in full in accordance with this Section 9. Nothing herein shall limit a Holder’s right to pursue any other remedies available to such Holder under this Certificate of Designation, at law or in equity, including a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to comply with its obligations under this Section 9. Without the consent of the Majority Holders, the Corporation will not voluntarily take any action, or voluntarily engage in any transaction, that would result in a Fundamental Change unless the Corporation will have sufficient funds legally available to fully pay, or the purchaser or acquiror in a Takeout Fundamental Transaction shall have agreed to pay (to the extent payable hereunder), the maximum aggregate Fundamental Change Repurchase Price that would be payable in respect of such Fundamental Change on all shares of Convertible Preferred Stock then outstanding.

(c)      Fundamental Change Repurchase Date. The “Fundamental Change Repurchase Date” for any Fundamental Change will be on or prior to the date of the effectiveness of the Fundamental Change.

(d)      Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for any share of Convertible Preferred Stock to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is, at the election of the Holder thereof, either (a) an amount in cash equal to the Liquidation Preference or (b) the consideration that would have been be received by such Holder if such Holder had converted such share into Common Stock pursuant to an Optional Conversion immediately prior to the consummation of such Fundamental Change (the “As-Converted Consideration”), such consideration to be delivered to such Holder in the same form and on the same basis as if such Holder had actually effected such conversion (including as, applicable, having the right to make the an election as to the form of the consideration as is offered to the holders of shares of Common Stock).

(e)      Initial Fundamental Change Notice. No less than twenty (20) Business Days prior to the date on which the Corporation reasonably anticipates consummating a Fundamental Change (or, if the Corporation discovers that a Fundamental Change may occur within less than twenty (20) Business Days, promptly after such discovery by the Corporation but in any case no less than ten (10) Business Days prior to the consummation of a Fundamental Change), an initial written notice (the “Initial Fundamental Change Notice”) shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Corporation, which notice shall contain the date on which the Fundamental Change is anticipated to be effected (the “Anticipated Fundamental Change Date”). If the Corporation determines after delivery of an Initial Fundamental Change Notice that it will not consummate the Fundamental Change on the Anticipated Fundamental Change Date, the Corporation will promptly (but in any case no less than ten (10) Business Days prior to the consummation of a Fundamental Change) deliver an updated Initial Fundamental Change Notice.

(f)      Final Fundamental Change Notice. No less than ten (10) Business Days prior to the effective date of a Fundamental Change, the Corporation will send to each Holder a final written notice of such Fundamental Change (a “Final Fundamental Change Notice”). Such Final Fundamental Change Notice must state:

(i)      briefly, the events causing such Fundamental Change;

(ii)      the anticipated effective date of such Fundamental Change;

(iii)      the procedures that a Holder must follow to require the Corporation to repurchase its Convertible Preferred Stock pursuant to this Section 9;

(iv)      the anticipated Fundamental Change Repurchase Date for such Fundamental Change;

(v)      the Fundamental Change Repurchase Price per share of Convertible Preferred Stock, including reasonable detail of the calculation thereof, for each of the potential elections to be made by any Holder in respect of the Fundamental Change Repurchase Price (or, if unknown, the Corporation’s good faith estimate of the range of possible Fundamental Change Repurchase Prices and an explanation of the methodology to be used to finally determine the Fundamental Change Repurchase Price per share for each of the potential elections to be made by any Holder in respect of the Fundamental Change Repurchase Price );

(vi)      if the Fundamental Change Repurchase Date is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, that such Dividend will be paid in accordance with Section 6(a);

(vii)      the name and address of the Transfer Agent and the Conversion Agent;

(viii)      the Conversion Price in effect on the date of such Final Fundamental Change Notice and a description and quantification of any adjustments to the Conversion Price that may result from such Fundamental Change;

(ix)      that a Holder may make an election as to the Fundamental Change Repurchase Price or elect to convert its Convertible Preferred Stock pursuant to Section 14 at any time before the Close of Business on the fifth (5th) Business Day immediately following the date of such Final Fundamental Change Notice; provided, that each Holder may elect to have any such conversion become effective immediately prior to the consummation of the Fundamental Change to which such notice relates;

(x)      that shares of Convertible Preferred Stock for which a Fundamental Change Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Fundamental Change Repurchase Price; and

(xi)      that shares of Convertible Preferred Stock that are subject to a Fundamental Change Repurchase Notice that has been duly tendered may be converted only if such Fundamental Change Repurchase Notice is withdrawn in accordance with this Certificate of Designation.

Within five (5) Business Days of receipt of a Final Fundamental Change Notice, any Holder that desires to exercise its rights pursuant to Section 9(a) shall notify the Corporation in writing thereof and shall specify (x) whether such Holder is electing to exercise its rights pursuant to clause (i) or (ii) of Section 9(a) and (y) the number of shares of Convertible Preferred Stock subject thereto.

For the avoidance of doubt, the Corporation shall not consummate a Fundamental Change on a date that is less than five (5) Business Days after delivery of a Final Fundamental Change Notice to the Holders.

(g)      Procedures to Exercise the Fundamental Change Repurchase Right.

(i)      Delivery of Fundamental Change Repurchase Notice and Shares of Convertible Preferred Stock to Be Repurchased. To exercise its Fundamental Change Repurchase Right for any shares of Convertible Preferred Stock, the Holder thereof must deliver to the Paying Agent:

(1)      before the Close of Business on the fifth (5th) Business Day immediately following the date of the Final Fundamental Change Notice in respect of the applicable Fundamental Change (or such later time as may be required by applicable law), a duly completed, written Fundamental Change Repurchase Notice with respect to such shares; and

(2)      such shares, duly endorsed for transfer (to the extent such share(s) are evidenced by one or more Physical Certificates).

(ii)      Contents of Fundamental Change Repurchase Notices. Each Fundamental Change Repurchase Notice with respect to any share(s) of Convertible Preferred Stock must state:

(1)      if such shares are evidenced by one or more Physical Certificates, the certificate numbers of such Physical Certificate(s);

(2)      the number of shares of Convertible Preferred Stock to be repurchased, which must be a whole number;

(3)      that such Holder is exercising its Fundamental Change Repurchase Right with respect to such shares; and

(4)      such Holder’s election to receive for each of such shares, as the Fundamental Change Repurchase Price either the Liquidation Preference in cash or the As-Converted Consideration.

(iii)      Withdrawal of Fundamental Change Repurchase Notice. A Holder that has delivered a Fundamental Change Repurchase Notice with respect to any shares of Convertible Preferred Stock may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the fifth (5th) Business Day immediately following the date of the Final Fundamental Change Notice in respect of the applicable Fundamental Change. Such withdrawal notice must state:

(1)      if such shares are evidenced by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s);

(2)      the number of shares of Convertible Preferred Stock to be withdrawn, which must be a whole number; and

(3)      the number of shares of Convertible Preferred Stock, if any, that remain subject to such Fundamental Change Repurchase Notice, which must be a whole number.

If any Holder timely delivers to the Paying Agent any such withdrawal notice withdrawing any shares of Convertible Preferred Stock from any Fundamental Change Repurchase Notice previously delivered to the Paying Agent, and such shares have been surrendered to the Paying Agent, then such shares will be returned to the Holder thereof.

(h)      Payment of the Fundamental Change Repurchase Price. Subject to Section 9(b), the Corporation will cause the Fundamental Change Repurchase Price for each share of Convertible Preferred Stock to be repurchased pursuant to a Repurchase Upon Fundamental Change to be paid to the Holder thereof, or at the Corporation’s election, irrevocably deposited with a Paying Agent for the benefit of the Holders, on the applicable Fundamental Change Repurchase Date and, for the avoidance of doubt, not after the date of consummation of the Fundamental Change.

(i)      Third Party May Conduct Repurchase Offer In Lieu of the Corporation. Notwithstanding anything to the contrary in this Section 9, the Corporation will be deemed to satisfy its obligations under this Section 9 if one or more third parties conduct any Repurchase Upon Fundamental Change and related offer to repurchase Convertible Preferred Stock otherwise required by this Section 9 in a manner that would have satisfied the requirements of this Section 9 if conducted directly by the Corporation.

(j)      Fundamental Change Agreements. To the fullest extent permitted by applicable law, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless (i) such agreement provides for, or does not interfere with or prevent (as applicable), the exercise by the Holders of their Fundamental Change Repurchase Right in a manner that is consistent with, and gives effect to, this Section 9 and, as a condition precedent to closing of such transaction, the Corporation (or the acquiring/surviving Person) shall be required to deposit with the Paying Agent sufficient funds to pay the aggregate Fundamental Change Repurchase Price in respect of all outstanding shares of Convertible Preferred Stock and (ii) the acquiring or surviving Person in such Fundamental Change represents and covenants, in form and substance reasonably satisfactory to the Board of Directors acting in good faith, that at the closing of such Fundamental Change that such Person shall have sufficient funds (which may include, cash and cash equivalents on the Corporation’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Fundamental Change and the payment of the Fundamental Change Repurchase Price in respect of all outstanding shares of Convertible Preferred Stock prior to the Fundamental Change Repurchase Date pursuant to this Section 9.

Section 10.      Voting Rights.

(a)      Right to Vote with Holders of Common Stock and Voting Agreement. Except as provided by this Certificate of Designation or applicable law, the Holders will have the right to vote (in their capacity as Holders) together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock (“Voting Rights”), and, for these purposes, (i) the Convertible Preferred Stock of each Holder will entitle such Holder to be treated as if such Holder were the holder of record, as of the Record Date or other relevant date for such matter, of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 14(e)) upon conversion of such Convertible Preferred Stock assuming such Convertible Preferred Stock were converted with a Conversion Date occurring on such Record Date or other relevant date, and (ii) the Holders will be entitled to notice of all stockholder meetings or proposed actions by written consent in accordance with the Certificate of Incorporation, the Bylaws and the General Corporation Law of the State of Delaware as if the Holders were holders of Common Stock. Notwithstanding the foregoing, the votes of all outstanding shares of Convertible Preferred Stock shall automatically, without any action by any of the Holders, be voted in respect of, and cast in favor of any action requiring stockholder approval that was approved by the Majority Holders in accordance with Section 10(e), in each case, at any meeting of stockholders of the Corporation or in any action taken by written consent of stockholders of the Corporation. Until the date that is the five (5) year anniversary of the Closing Date, Monarch agrees that is shall vote all shares of Convertible Preferred Stock and shares of Common Stock then Beneficially Owned by Monarch in favor of all persons nominated for election to the Board of Directors by the Board of Directors; provided that following the three (3) year anniversary of the Closing Date, Monarch shall not be required to vote, at any meeting of stockholders of the Corporation, in favor of election to the Board of Directors of any person nominated for election by the Board of Directors if both of ISS and Glass Lewis have issued a recommendation against the election of such nominee for election to the Board of Directors at such meeting of stockholders of the Corporation.

(b)      Series A Director.

(i)      Generally. Without limiting the Holders’ rights under the General Corporation Law of the State of Delaware, this Certificate of Designation or otherwise, Monarch shall have the right (but not the obligation) to designate up to a number of individuals for election as directors of the Corporation (each such person, a “Series A Director”) consistent with clauses (1) and (2) of this Section 10(b)(i) and Section 10(b)(ii), and the Corporation shall include such individuals as nominees for election as directors at each meeting of stockholders of the Corporation at which directors are to be elected, that, if elected, will result in Monarch having a number of director designees serving on the Board of Directors as follows:

(1)      any time when Monarch is the sole Beneficial Owner of at least twenty percent (20.0%) of the outstanding Common Stock: two (2) persons; and

(2)      any time when Monarch is the sole Beneficial Owner of at least ten percent (10.0%) of the outstanding Common Stock: one (1) person;

provided, that the foregoing rights shall terminate in respect of all shares of the Convertible Preferred Stock if at any time prior to the two (2) year anniversary of the Closing Date, Monarch ceases to be the sole Beneficial Owner of at least fifty percent (50.0%) of the Convertible Preferred Stock purchased on the Closing Date.

(ii)      Series A Director Appointment. The Corporation shall appoint the Series A Directors as directors of the Corporation as promptly as practicable following the Closing Date. Thereafter, the Corporation shall include, and shall cause the Board of Directors to include, the Series A Director(s) in the slate of nominees recommended to the stockholders of the Corporation for election as a director at any annual or special meeting (or action by written consent) of the stockholders of the Corporation following completion of the term of the applicable Series A Director, in each case, so long as the ownership conditions set forth in Section 10(b)(i) continue to be met.

(iii)      Series A Director Qualifications.

(1)      While the Corporation is not listed on a National Securities Exchange, each of the Series A Directors(s) shall be independent under the standards of The NASDAQ Capital Market. While the Corporation is listed on a National Securities Exchange, each of the Series A Director(s) shall be independent under the standards of the principal National Securities Exchange on which the Common Stock is then listed.

(2)      Prior to the two (2) year anniversary of the Closing Date, no Series A Director may be an employee of Monarch at any given time. Following the two (2) year anniversary of the Closing Date, no more than one (1) Series A Director may be an employee of Monarch at any given time.

(3)      Notwithstanding the foregoing or anything else to the contrary contained in this Section 10(b), (i) as a condition to being appointed or nominated, as the case may be, for election to the Board of Directors, any Series A Director shall furnish a completed director and officer questionnaire with respect to the background and qualifications of such person, substantially in the form provided to and requested to be completed by the then current members of the Board of Directors, and such Series A Director’s consent to the Corporation engaging in a background check of such Series A Director (including through a third party investigation firm), and information reasonably necessary to complete such a background check, in a manner consistent with background checks customarily engaged in by the Corporation for prospective new members of the Board of Directors, and (ii) neither the Board of Directors nor the Corporation shall have any obligation to nominate, appoint, include in any slate of directors, cause to be elected or recommend the election of any Person as a Series A Director, if the Board of Directors determines reasonably and in good faith, after consultation with outside legal counsel, with respect to such Series A Director, that (W) such Series A Director (a) was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the U.S. Securities and Exchange Commission has not been subsequently reversed, suspended or vacated or (b)  was the subject of, or a party to any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations), (X) such Series A Director has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law in respect of the Corporation, (Y) such Series A Director is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act, or (Z) the Board of Directors’ nomination, appointment or election (or recommendation that the stockholders of the Corporation vote for the election) of such Series A Director pursuant to this Section 10(b) would otherwise constitute a material breach of its fiduciary duties to the Corporation’s stockholders, provided that the Board of Directors shall inform such Series A Director of any such determination in writing, explain in reasonable detail the basis for such determination, provide the Series A Director an opportunity to challenge such determination and, if the determination is not changed, instead nominate, appoint or elect, as the case may be another individual designated for nomination, election or appointment to the Board of Directors by the Series A Director (subject in each case to this Section 10(b)(iii)(3)), and the Board of Directors and the Corporation shall take all of the actions required by this Section 10(b) with respect to the election of such substitute Series A Director.

(iv)      Board Committees. For so long as the Holders have the right to designate for nomination any individual under Section 10(b)(i), (i) if so permitted under the applicable rules and regulations of any National Securities Exchange on which the Common Stock is then listed or traded, at least one of the Series A Director(s) shall be appointed as a member of each committee of the Board of Directors and (ii) if not so permitted, the Series A Director(s) shall be designated as a non-voting observer to any such committee(s) of the Board of Directors.

(v)      Vacancies. For so long as the Holders have the right to designate for nomination any individual under Section 10(b)(i), the Majority Holders shall have the exclusive right to fill any vacancy created by reason of death, resignation, retirement, disqualification or removal of any Series A Director(s).

(vi)      Removal. For so long as the Holders have the right to designate for nomination any individual under Section 10(b)(i), the Majority Holders shall have the exclusive right to vote on the removal without cause of the Series A Director(s).

(vii)      Indemnification. The Series A Directors(s) shall be entitled to advancement of expenses and indemnification in the same manner and to the same extent as the other non-executive members of the Board of Directors. The Corporation acknowledges and agrees that it is the indemnitor of first resort.

(viii)      Governance Policies; Expenses. The Series A Directors shall be subject to, and shall be required to comply with, the same policies and procedures as the other non-employee directors of the Corporation, including corporate governance guidelines, code of conduct or ethics, related-person transaction policy, Regulation FD and communications policies, confidentiality policies, and any insider trading policies (collectively, the “Director Policies”), in each case as in effect from time to time. As a condition to each Series A Director’s continued service on the Board of Directors, if requested by the Corporation (and subject to each Series A Director’s receipt of any such Director Policy), such Series A Director shall confirm his or her agreement to be bound by the Director Policies to the same extent that other non-employee members of the Board of Directors shall be required to provide such confirmation. The Series A Director(s) shall be entitled to reimbursement of out-of-pocket expenses in the same manner and to the same extent as the other non-executive members of the Board of Directors, subject to the Corporation’s expense reimbursement policies as in effect from time to time.

(ix)      Board Size. The size of the Board of Directors shall be increased as necessary to accommodate the initial Series A Directors.

(x)      Board Observer. In addition to the other rights set forth in this Section 10(b), for so long as Monarch is the sole Beneficial Owner of at least five percent (5.0%) of the outstanding Common Stock, the Majority Holders shall have the right (but not the obligation) to designate two (2) individuals as non-voting observers to the Board of Directors (each, a “Board Observer”). The Corporation shall, subject to customary confidentiality procedures (including the execution and delivery by the Board Observer of a customary confidentiality agreement), provide to the Board Observers prior written notice of any meeting of the Board of Directors, which shall be delivered substantially simultaneously with the delivery of notice of such meeting to the Board of Directors. Notwithstanding anything herein to the contrary, the Corporation reserves the right to exclude the Board Observer from access to any Board of Directors meetings (including any executive sessions of the Board of Directors) or any material or portion thereof and/or withhold from the Board Observer any notices, documents or other information furnished to the other participants of such meeting or reunion if (A) the Board of Directors is discussing strategy with respect to the Convertible Preferred Stock and/or the Holders or matters of conflict of interest to any Holder or (B) to the extent the Corporation believes that such exclusion or withholding is reasonably necessary (w) to preserve the attorney-client privilege of the Corporation or its Subsidiaries or to avoid a conflict of interest, (x) to discharge its directors’ or managers’ fiduciary duties, (y) to protect proprietary or confidential information of third parties, or (z) to avoid any circumstance where such access could reasonably be deemed to violate applicable law.

(c)      Board Reconstitution Right.

(i)      If the aggregate Accreted Value of the outstanding shares of Convertible Preferred Stock is greater than forty-five million dollars ($45,000,000) on the five (5) year anniversary of the Closing Date, then on or after such date so long as the aggregate Accreted Value of the outstanding shares of Convertible Preferred Stock continues to be greater than such amount, upon the written request of the Majority Holders, the size of the Board of Directors shall be expanded, and the Holders shall have the right to appoint additional directors (the “Additional Series A Directors”), such that the directors to be appointed pursuant to this Section 10(c) (together with the directors, if any, appointed pursuant to Section 10(b)) shall constitute a majority of the Board of Directors by one director, and the newly created vacancies shall be filled by the Board of Directors as promptly as practicable thereafter from nominees proposed by the Majority Holders; provided, that the foregoing right shall terminate in respect of all shares of the Convertible Preferred Stock if at any time prior to the two (2) year anniversary of the Closing Date, Monarch ceases to be the sole Beneficial Owner of at least fifty percent (50.0%) of the Convertible Preferred Stock purchased on the Closing Date.

(ii)      With respect to Additional Series A Directors appointed pursuant to this Section 10(c), the provisions of Section 10(b)(iii) (Series A Director Qualification), Section 10(b)(iv) (Board Committees), Section 10(b)(v) (Vacancies), Section 10(b)(vi) (Removal), Section 10(b)(vii) (Indemnification) and Section 10(b)(viii) (Governance Policies; Expenses) shall apply mutatis mutandis to such Additional Series A Directors as if such directors were Series A Directors.

(d)      Strategic Transaction Request.

(i)      If the aggregate Accreted Value of the outstanding shares of Convertible Preferred Stock is greater than forty-five million dollars ($45,000,000) on the five (5) year anniversary of the Closing Date, then on or after such date so long as the aggregate Accreted Value of the outstanding shares of Convertible Preferred Stock continues to be greater than such amount, upon the written request of the Majority Holders (a “Strategic Transaction Request”), the Corporation shall use its commercially reasonable efforts to engage in a process (a “Strategic Transaction Process”) to consummate a strategic transaction, including a sale, merger, or other liquidity transaction (a “Strategic Transaction”), with a target completion date no later than twelve (12) months following the Strategic Transaction Request.

(ii)      Upon receipt of a Strategic Transaction Request, the Corporation shall use its commercially reasonable efforts to commence a Strategic Transaction Process in good faith under the supervision and control of the Board of Directors, which process shall be undertaken in consultation with the Majority Holders, which shall include (A) within thirty (30) days of the Strategic Transaction Request, selecting, subject to the prior written consent of the Majority Holders (not to be unreasonably withheld, conditioned or delayed), a nationally-recognized investment banking firm experienced in similar transactions in the industry in which the Corporation and its Subsidiaries are engaged to assist the Corporation with respect to a Strategic Transaction (the “Investment Bank”), (B) cooperating fully with the Investment Bank and the Majority Holders in the evaluation of such Strategic Transactions, including by making management and key employees reasonably available for meetings and presentations, (C) facilitating a customary due diligence process in respect of any such Strategic Transaction, including establishing, populating and maintaining an online “data room,” (D) executing customary and reasonable documents for the purpose of exploring the possibility of a Strategic Transaction, such as confidentiality agreements, (E) providing any financial or other information or audit reasonably required by the proposed lenders or other financing sources, and (G) not taking any action that would reasonably be expected to frustrate or impede the Strategic Transaction Process. The Corporation and the Board of Directors shall keep the Majority Holders informed with respect to the Strategic Transaction Process and any Strategic Transaction on at least a bi-weekly basis, including by providing (x) copies of marketing materials, proposals received, outreach plans and “banker books,” (y) such other information with respect to the Strategic Transaction Process and any Strategic Transaction as any Major Holder may reasonably request, and (z) prompt written notice of any material developments, including receipt of any indication of interest or proposal. If the Corporation fails to engage an Investment Bank within the thirty (30) day period specified above, or otherwise fails to comply with its obligations under this Section 10(d) in any material respect, the Majority Holders shall have the right to engage an Investment Bank on behalf of the Corporation at the Corporation’s expense.

(e)      Voting and Consent Rights with Respect to Specified Matters.

(i)      Generally. Subject to the other provisions of this Section 10(e), so long as at least twenty-five percent (25.0%) of the shares of Convertible Preferred Stock issued on the Closing Date remain outstanding, the Corporation shall not, and shall not permit any of its Subsidiaries to, without, the affirmative vote or written consent of the Majority Holders, voting separately as a single series, take any of the following actions:

(1)      take any action that amends, alters, or changes the rights, preferences, or privileges of the Convertible Preferred Stock;

(2)      amend, alter or repeal any provision of this Certificate of Designation, the Certificate of Incorporation or the Bylaws in a manner that adversely affects the Convertible Preferred Stock;

(3)      create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock or any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Convertible Preferred Stock;

(4)      increase the authorized number of shares of Convertible Preferred Stock;

(5)      (A) prior to listing of the Common Stock on a National Securities Exchange, the issuance of Common Stock to any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act) such that after the issuance, such person or group would own an aggregate number of shares of Common Stock in excess of twenty-five percent (25.0%) of the number of shares of Common Stock outstanding as of the date of the Closing Date; (B) the issuance of Common Stock, other equity securities of the Corporation, or Equity-Linked Securities that exceeds, in the aggregate in any fiscal year, twenty percent (20.0%) of the Common Stock outstanding as of the last day of the immediately preceding fiscal year (on an As-Converted Basis); (C) other than issuances pursuant to an Equity Incentive Plan, the issuance of Common Stock, other equity securities of the Corporation, or Equity-Linked Securities in exchange for consideration other than cash that exceeds, in the aggregate in any fiscal year, one percent (1.0%) of the Common Stock outstanding as of the last day of the immediately preceding fiscal year (on an As-Converted Basis); (D) the issuance of securities pursuant to an Equity Incentive Plan that exceeds, in the aggregate in any fiscal year, three percent (3.0%) of the Common Stock outstanding as of the last day of the immediately preceding fiscal year (on an As-Converted Basis) (with any award measured by the number of shares of Common Stock underlying such award and, in the case of awards that vest based on a performance condition, assuming maximum performance); or (E) the issuance of securities in connection with an “at the market” (ATM) or similar sales program in excess of two hundred fifty thousand (250,000) shares (adjusted to account for stock splits, stock dividends, stock combinations and similar events);

(6)      effect a Liquidation Event, unless the Holders receive the Liquidation Preference in full (including the fair market value of any securities received in connection with such Liquidation Event);

(7)      effect any acquisition of assets or equity interests of any other Person having a value in excess of ten million dollars ($10,000,000) in any single transaction or series of related transactions;

(8)      incur any Indebtedness, other than Permitted Indebtedness;

(9)      create, authorize, or suffer to exist any Liens on the Corporation’s assets, other than Permitted Liens;

(10)      adopt any new Equity Incentive Plan, or authorize in excess of an additional 3,000,000 shares (adjusted to account for stock splits, stock dividends, stock combinations and similar events) under any Equity Incentive Plan;

(11)      enter into or consummate any transaction, agreement, or arrangement (including a termination of, or amendment or modification of the terms of, any transaction, agreement or arrangement) between the Corporation or any of its Subsidiaries, on the one hand, and any five percent (5.0%) or greater equityholder of the Corporation or any Affiliate of any such equityholder, on the other hand, other than a Permitted Transaction;

(12)      Dispose of assets of the Corporation or its Subsidiaries other than Permitted Asset Dispositions;

(13)      increase or decrease the authorized number of directors on the Board of Directors;

(14)      commence any voluntary bankruptcy action;

(15)      form or suffer to exist any Subsidiary of the Corporation other than a Wholly Owned Subsidiary;

(16)      make any restricted payments as follows: (A) any dividend or other payment or distribution on account of any outstanding equity interest of the Corporation or any of its Subsidiaries (other than payments on equity securities of Subsidiaries held by the Corporation or its Wholly Owned Subsidiaries and other than in the form of common stock), (B) any redemption, conversion, exchange, retirement, or similar payment, purchase, or other acquisition for value of any outstanding equity interest of the Corporation or any of its Subsidiaries (other than pursuant to repurchase agreements between the Corporation and its employees, consultants, or directors at no greater than the greater of the original purchase price or the fair market value in connection with a termination of service and the redemption or purchase of the preferred units of Capstone Green Energy LLC held by Capstone Green Energy Holdings, Inc.) and (D) any Investment, other than Permitted Investments;

(17)      materially change the nature of the Corporation’s existing line of business;

(18)      enter into any agreement governing Indebtedness that contains a “default” or “event of default” (or any term of similar import) by the Corporation and/or any of its Subsidiaries that would be triggered, or would (with or without giving of any notice, lapse of time, or both) otherwise permit any Person to accelerate, or result in the acceleration of, the obligations of the Corporation and/or any of its Subsidiaries thereunder, upon any Person acquiring Beneficial Ownership of less than fifty percent (50.0%) of the voting power of the Voting Stock; or

(19)      agree, authorize or commit to do any of the foregoing;

provided, that the rights under clauses (7), (10), (12), (13) and (15) shall terminate in respect of all shares of the Convertible Preferred Stock if at any time prior to the two (2) year anniversary of the Closing Date, Monarch ceases to be the sole Beneficial Owner of at least fifty percent (50.0%) of the Convertible Preferred Stock purchased on the Closing Date.

In addition, the adoption of any amendment, modification, waiver, supplement, side letter or similar action that would adversely affect (i) the Conversion Price, Liquidation Preference, the Mandatory Conversion Right, or Fundamental Change Repurchase Price, or (ii) any right, preference, privilege or power of any Holder of Convertible Preferred Stock, in each case, in a manner that is disproportionate to one Holder (or group of Holders) relative to the other Holders of Convertible Preferred Stock shall require the prior written consent of such affected Holder. No consideration (including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all of holders of the outstanding shares of Convertible Preferred Stock. For clarification purposes, this provision is intended for the Corporation to treat all Holders as a single class and shall not in any way be construed as such Holders acting in concert or as a group with respect to the purchase, disposition or voting of the Convertible Preferred Stock or otherwise. In connection with seeking the affirmative vote or written consent of the Majority Holders pursuant to this Section 10(e) that relates to a transaction where the parties include the Corporation or any Subsidiary, on the one hand, and a Holder or any of its Affiliates (other than solely in such Person’s capacity as a holder of Convertible Preferred Stock or Common Stock), on the other hand, the Convertible Preferred Stock held by such conflicted Holder shall be deemed non-voting.

(ii)      Certain Amendments Permitted Without Consent. Notwithstanding anything to the contrary in Section 10(e)(i)(2), the Corporation may amend, modify or repeal any of provision of the Certificate of Incorporation, this Certificate of Designation or the Bylaws without the vote or consent of any Holder to amend or correct the Certificate of Incorporation, this Certificate of Designation or the Bylaws to cure any ambiguity or correct any omission, defect or inconsistency.

(iii)      Certain Amendments Prohibited. Notwithstanding anything to the contrary herein, the Corporation may not, without the consent of the Majority Holders, amend, modify or repeal (i) Section 6(a), Section 14(g), Section 14(h) or any of the defined terms used therein, (ii) any provision of Section 14 or any of the defined terms used therein, in a manner that could reasonably be expected to cause, or to increase the likelihood of, any Conversion Price adjustment formula herein not being a bona fide, reasonable, adjustment formula which has the effect of preventing dilution, within the meaning of Treasury Regulations Section 1.305-7(b), or (iii) any of the provisions or terms of the Certificate of Incorporation, this Certificate of Designation or the Bylaws if such amendment, modification or repeal could reasonably be expected to cause, or to increase the likelihood of, the Convertible Preferred Stock being treated as “preferred stock” for purposes of section 305 of the Code, or any PIK Dividends thereon being treated as a distribution of property to which section 301 of the Code applies pursuant to Treasury Regulations Section 1.305-6.

(f)      Procedures for Voting and Consents.

(i)      Rules and Procedures Governing Votes and Consents. If any vote or consent of the Holders will be held or solicited, including at an annual meeting or a special meeting of stockholders, then: (1) the Board of Directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions of this Section 10; and (2) such rules and procedures may include fixing a record date to determine the Holders that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents and customary procedures for the nomination by Holders, of directors for election.

(ii)      Voting Power of the Convertible Preferred Stock. Each share of Convertible Preferred Stock will entitle the holder thereof to one (1) vote on each matter on which the Holders of the Convertible Preferred Stock are entitled to vote separately as a series and not together with the holders of any other class or series of stock.

(iii)      Written Consent in Lieu of Stockholder Meeting. Notwithstanding anything to the contrary set forth in the Certificate of Incorporation, any action required or permitted to be taken at a meeting of the holders of the Convertible Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Convertible Preferred Stock then outstanding were present and voted and shall be delivered to the Corporation (a) by delivery to its registered agent in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded or (b) by electronic mail to the Corporation at the e-mail address specified for notices pursuant to Section 20 (or such other e-mail address as the Corporation may designate by notice in accordance with Section 20). The Holders initiating or approving any action by less than unanimous consent shall use reasonable efforts to promptly notify the other Holders prior to such approval. Delivery and effectiveness of any consent delivered by electronic mail shall be governed by Section 20. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of corporate action without a meeting by less than unanimous consent of the Holders shall be given to those Holders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of Holders to take the action were delivered to the Corporation.

Section 11.      Preemptive Rights.

(a)      Generally. If the Corporation makes any public or non-public offering of (i) any capital stock of, other equity or voting interests in, or Equity-Linked Securities of, the Corporation, or any securities that are convertible or exchangeable into (or exercisable for) any of the foregoing, but excluding any Lender Equity, or (ii) any debt securities (other than debt securities described in clause (i) of this paragraph), including any notes, bonds, or other indebtedness for borrowed money, other than debt from a commercial bank or non-bank lender pursuant to a secured credit facility with no more than sixty million dollars ($60,000,000) in aggregate commitments with an interest rate that does not exceed the lesser of (x) three-month Term SOFR plus five hundred (500) basis points and (y) nine percent (9.0%) per annum (“Qualified Debt”), together with any Common Stock or Equity-Linked Securities issued to the lenders in connection therewith (“Lender Equity”) (collectively “Preemptive Securities”), including, for the purposes of this Section 11, warrants, options or other such rights (any such security, a “New Security”) (other than (1) issuances of any securities pursuant to an Equity Incentive Plan, (2) issuances of equity or Equity-Linked Securities of the Corporation made as consideration for any acquisition approved by a majority of the independent members of the Board of Directors (by sale, merger in which the Corporation is the surviving corporation, or otherwise); (3) issuances of securities pursuant to the conversion, exercise or exchange of the Convertible Preferred Stock, warrants, convertible indebtedness or other convertible or exercisable securities, in each case, outstanding as of the Closing Date, (4) issuances of securities pursuant to commercial and lending transactions not exceeding two percent (2.0%) of the total outstanding shares of Common Stock as of the Closing Date, (5) issuances of any securities issued as a result of a stock split, stock dividend, spin-off, reclassification or reorganization or similar event, and (6) issuances of shares of a Subsidiary of the Corporation to the Corporation or a Wholly Owned Subsidiary of the Corporation), (y) each Holder that is the sole Beneficial Owner of at least five percent (5.0%) of the outstanding shares of Convertible Preferred Stock (an “Eligible Holder”) shall be afforded the opportunity to acquire from the Corporation its Preemptive Rights Portion of such New Securities, other than Qualified Debt and any Lender Equity Issued in connection therewith, for the same price and on the same terms as that offered to the other purchasers of such New Securities and (z) in the case of an offering of Qualified Debt, Monarch, for so long as it is an Eligible Holder, shall be afforded the opportunity to participate in its Preemptive Rights Portion of the loans, loan commitments or other indebtedness, as applicable, evidenced by such Qualified Debt and any Lender Equity Issued in connection therewith.

(b)      Calculation of Preemptive Rights Portion. The amount of New Securities (if any, in the case of New Securities comprised of Qualified Debt) that each Eligible Holder shall be entitled to purchase in the aggregate shall be determined by multiplying (1) the total number of such offered New Securities (or in the case of Qualified Debt, the aggregate principal amount thereof, or the aggregate amount of commitments contemplated thereby, as applicable) by (2) a fraction, the numerator of which is the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock held by such Holder, as of such date, and the denominator of which is the aggregate number of shares of Common Stock outstanding as of such date on an As-Converted Basis (the “Preemptive Rights Portion”).

(c)      Preemptive Rights Notices and Procedures. If the Corporation proposes to offer New Securities, it shall give each Eligible Holder written notice of its intention, describing the anticipated price (or range of anticipated prices), anticipated amount of New Securities and other material terms and timing upon which the Corporation proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) at least five (5) Business Days prior to such issuance (or, in the case of a registered public offering, at least five (5) Business Days prior to the commencement of such registered public offering) (provided that, to the extent the terms of such offering cannot reasonably be provided five (5) Business Days prior to such issuance, notice of such terms may be given as promptly as reasonably practicable but in any event prior to such issuance); provided, further, in in the case of New Securities comprised of Qualified Debt (or a combination of Qualified Debt and Lender Equity), such notice need only be provided to Monarch, and only to the extent that it is then an Eligible Holder. For purposes hereof, the “date of issuance” of any debt security constituting a New Security shall be deemed to be the earlier of (i) the date the definitive indenture, supplemental indenture, credit agreement or amendment to a credit agreement shall have been executed and delivered by all of the parties thereto or (ii) the date of public announcement of such New Security. The Corporation may provide such notice to such Holders on a confidential basis prior to public disclosure of such offering. Other than in the case of a registered public offering, such Holders may notify the Corporation in writing at any time on or prior to the second (2nd) Business Day immediately preceding the date of such issuance (or, if notice of all such terms has not been given prior to the second (2nd) Business Day immediately preceding the date of such issuance, at any time prior to the date of such issuance) whether the applicable Holder will exercise such preemptive rights and as to the amount of New Securities the Holders desire to purchase, up to the maximum amount calculated pursuant to Section 11(b). In the case of a registered public offering, the Holders shall notify the Corporation in writing at any time prior to the second (2nd) Business Day immediately preceding the date of commencement of such registered public offering (or, if notice of all such terms has not been given prior to the second (2nd) Business Day immediately preceding the date of commencement of such registered public offering, at any time prior to the date of commencement of such registered public offering) whether the applicable Holder will exercise such preemptive rights and as to the amount of New Securities the Holder desires to purchase, up to the maximum amount calculated pursuant to Section 11(b). Such notice to the Corporation shall constitute a binding commitment by the Holder to purchase the amount of New Securities so specified at the price and other terms set forth in the Corporation’s notice to it. Subject to receipt of the requisite notice of such issuance by the Corporation, the failure of a Holder to respond prior to the time a response is required pursuant to this Section 11(c) shall be deemed to be a waiver of the Holder’s purchase rights under this Section 11 only with respect to the offering described in the applicable notice.

(d)      Purchase of New Securities. The Holder shall purchase the New Securities (or, in the case of Qualified Debt that is not in the form of debt securities, make the loans or commitments, as applicable, to be evidenced by such Qualified Debt) that it has elected to purchase under this Section 11 concurrently with the related issuance of such New Securities by the Corporation. If the proposed issuance by the Corporation of securities which gave rise to the exercise by the Holder of its preemptive rights pursuant to this Section 11 shall be terminated or abandoned by the Corporation without the issuance of any New Securities, then the purchase rights of the Holder pursuant to this Section 11 shall also terminate as to such proposed issuance by the Corporation (but not any subsequent or future issuance), and any funds in respect thereof paid to the Corporation by the Holder in respect thereof shall be promptly refunded in full.

(e)      Consideration Other than Cash. In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f)      Miscellaneous.

(i)      The election by the Holder to not exercise its subscription rights under this Section 11 in any one instance shall not affect its rights as to any subsequent proposed issuance. The Corporation and the Holders shall cooperate in good faith to facilitate the exercise of the Holders’ rights pursuant to this Section 11, including securing any required approvals or consents.

(ii)      Notwithstanding anything to the contrary contained herein, the Corporation shall not be required to offer or sell any New Securities to any Holder if doing so would violate the Securities Act or any other state or Federal securities laws.

(iii)      The rights of each Holder, and the duties of the Corporation, under this Section 11 shall be subject to (A) the Holder’s agreement to maintain any information furnished to such Holder in connection with the offering and issuance of the applicable New Securities (including the existence and status of any such offering) confidential pursuant to a customary “wall cross” arrangement or other confidentiality agreement reasonably requested by the Corporation; provided, that the foregoing shall in no way limit the obligations of any Holder under Section 13; (B) the Holder’s execution and delivery of a subscription agreement, securities purchase agreement, registration rights agreement, and any other document or agreement requested by the Corporation, in each case, in substantially the same form being executed by other investors participating in the offering of the applicable New Securities; and (C) in the case of an offering (or other incurrence) of Qualified Debt, Monarch’s execution and delivery of a loan agreement, note purchase agreement, credit agreement or other agreement, and the execution and/or delivery of such other documents and information (including any “know your customer” information) as any lead arranger, agent for the lenders, collateral agent or similar agent or lead lender may reasonably request.

Section 12.      Covenants.

(a)      National Exchange Listing.

(i)      The Corporation shall use commercially reasonable efforts to cause the Common Stock to be approved for listing on a National Securities Exchange (a “National Exchange Listing”) as soon as reasonably practicable following the Closing Date and shall formally submit an initial application to list on a National Securities Exchange no later than twelve (12) months following the Closing Date.

(ii)      If the Common Stock is not listed on a National Securities Exchange on the eighteen (18) month anniversary of the Closing Date, then the Holders of a majority of the Convertible Preferred Stock may require the Corporation to (1) within thirty (30) days present a detailed plan to obtain a National Exchange Listing and (2) upon request of the Majority Holders, engage an Investment Bank reasonably acceptable to the Majority Holders to advise on achieving a National Exchange Listing.

(b)      Financial Statements and Other Information. The Corporation shall deliver:

(i)      to each Holder, as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Corporation, an income statement for such fiscal year, a balance sheet of the Corporation and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared, unless otherwise agreed to by the Majority Holders, in accordance with GAAP, and audited and certified by independent public accountants of nationally accredited standing selected by the Board of Directors;

(ii)      to each Holder, as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Corporation, an unaudited income statement, an unaudited statement of cash flows and an unaudited statement of stockholders’ equity for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, in reasonable detail;

(iii)      within thirty (30) days after receipt of a written request by a Major Holder, to such requesting Major Holder, an unaudited income statement for the immediately prior month, an unaudited balance sheet and unaudited statement of stockholders’ equity as of the end of such month, and an unaudited statement of cash flows for such month, in reasonable detail (provided that footnotes shall not be required), together with (i) a detailed comparison of the results of operations to budget and the prior year’s performance for such month and the year to date, and (ii) accounts receivable and accounts payable aging reports for such month;

(iv)      within thirty (30) days after receipt of a written request by a Major Holder, to such requesting Major Holder, a budget and business plan for the fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Corporation;

(v)      promptly after receipt of a written request by a Major Holder, to such requesting Major Holder, copies of all information and materials provided or made available to members of the Board of Directors in their capacity as directors of the Corporation; provided, that the Corporation shall not be required to deliver any such information or materials that are protected by attorney-client privilege or that relate to a matter in which a Holder or any of its Affiliates has a conflict of interest with the Corporation, in each case as determined in good faith under advice of outside counsel; and

(vi)      such other information as a Major Holder may from time to time reasonably request relating to the financial condition, business or corporate affairs (including, for the avoidance of doubt, commercial information) of the Corporation, excluding (A) any information to the extent providing such information to such Major Holder would violate or conflict with applicable law or any contractual obligation to which the Corporation or any of its subsidiaries is then subject or bound, or (B) any information to the extent providing such information to such Major Holder could reasonably be expected to result in the loss of attorney-client privilege, “work product” protection or any similar privilege or protection or to the extent such information relates to a matter in which such Major Holder or any of its Affiliates has a conflict of interest with the Corporation, in each case as determined in good faith under advice of outside counsel;

provided, that the timely filing of the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q with the Securities and Exchange Commission’s EDGAR (or successor) system shall be deemed to satisfy the Corporation’s delivery obligations under the foregoing clauses (i) and (ii).

(c)      Inspection. The Corporation shall permit representatives of Monarch, for so long as Monarch is a Major Holder, and provided it has entered into a customary confidentiality agreement with the Corporation, at Monarch’s expense, to visit and inspect the Corporation’s properties, to examine its books of account and records and to discuss the Corporation’s business affairs, finances and accounts with its officers, all at such reasonable times during normal business hours as may be requested by Monarch following reasonable notice; provided, however, that the Corporation shall not be obligated pursuant to this Section 12(c) (i) to provide such in-person access more than twice during any calendar year, (ii) to provide access to any information which it reasonably considers to be a trade secret or similar confidential information, (iii) to provide access to any vendor, supplier, customer, employee or other third-party information to the extent the providing of such information would require the Corporation or any Subsidiary to obtain the consent of any other Person, (iv) to provide access to any information to the extent doing so would violate or conflict with applicable law or any contractual obligation to which the Corporation or any of its subsidiaries is then subject or bound, (v) provide access to any information to the extent doing so could reasonably be expected to result in the loss of attorney-client privilege, “work product” protection or any similar privilege or protection or to the extent such information relates to a matter in which a Holder or any of its Affiliates has a conflict of interest with the Corporation, in each case as determined in good faith under advice of outside counsel. Any such inspection shall be conducted in a manner that does not unreasonably interfere with the operation of the Corporation’s business, and subject to the Corporation’s safety, security and confidentiality policies and procedures.

(d)      Shareholder Approval. If, following a National Exchange Listing, any issuance of Common Stock upon conversion of the Convertible Preferred Stock requires stockholder approval under applicable law or the rules of the applicable National Exchange on which the Corporation is then listed, the Corporation shall seek such approval as promptly as reasonably practicable and will submit a proposal for such approval at least bi-annually until such approval is obtained.

(e)      Hedging. For so long as the Majority Holders have the right to designate any Series A Director(s) or to exercise any rights pursuant to Section 10(e), each Holder shall be deemed to have agreed (and by acceptance of any shares of Convertible Preferred Stock shall agree) that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with such Holder or its Affiliates, shall, directly or indirectly, execute any Short Sales or engage in any hedging activities (including by entering into any arrangement that has the effect of transferring the economic benefits or risk of ownership of any securities without also transferring ownership of such securities) with respect to any securities of the Corporation. “Short Sales” shall mean all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all short positions effected through any direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), short sales or other short transactions through non-U.S. broker dealers or foreign regulated brokers.

Section 13.      Confidentiality. The Corporation shall not be required to comply with any information rights of Section 12(b) or inspection rights of Section 12(c) in respect of any Holder that the Board of Directors reasonably determines to be a Competitor or an officer, employee, director or holder of more than two percent (2.0%) of a Competitor (which, for the avoidance of doubt, shall not include Monarch). Each Holder acknowledges and agrees, by holding any shares of the Convertible Preferred Stock, that the information received by such Holder pursuant to this Certificate of Designation or from the Corporation or any other Holder relating to the Corporation shall be deemed confidential, and shall be used only in connection with evaluating, monitoring and administering its investment in the Corporation and enforcing or exercising its rights pursuant to this Certificate of Designation, the Certificate of Incorporation, the Bylaws and any contractual agreement with the Corporation directly relating to such Holder’s investment in the Corporation, and it will not reproduce, disclose or disseminate such information to any other Person unless the Corporation has made such information available to the public generally or such Holder is required to disclose such information by a governmental authority; provided, however, that a Holder may disclose confidential information (a) to its attorneys, accountants, consultants, and other employees or agents to the extent necessary to obtain their services in connection with monitoring its investment in the Corporation, (b) to any Affiliate of such Holder, (c) in connection with the exercise of its rights under this Certificate of Designation, (d) as may otherwise be required by law or (e) to any actual or potential acquirers of shares of the Convertible Preferred Stock from such Holder; provided, however, that (i) the Holder takes reasonable steps to minimize the extent of any such required disclosure and provided such recipients of such confidential information are bound by a similar confidentiality obligation (including by causing each such recipient to execute a confidentiality or non-disclosure agreement that obligates such recipient to maintain the confidentiality of any such information) and (ii) the Holder shall be responsible for any breach of the provisions of this Section 13 by any Person described clauses (a) through (e) to whom or which information is disclosed, to the same extent as if such Person were a Holder and directly subject to the provisions of this Section 13. Without limiting the foregoing or any other obligation of the Holder hereunder, by accepting shares of Convertible Preferred Stock and/or any information furnished by the Corporation in accordance with this Certificate of Designation, each Holder shall be deemed to have acknowledged and agreed, and prior to disclosing any confidential information to any permitted recipient described in the immediately preceding sentence the Holder making such disclosure shall cause the recipient of such information to acknowledge and agree, that (x) it is aware of the fact that U.S. Federal securities laws prohibit any person who is in possession of material non-public information regarding companies and/or securities from purchasing or selling such securities or from communicating any material non-public information regarding the companies to any other person who is likely to purchase or sell such securities while in possession of such information, (y) information furnished in accordance with this Certificate of Designation may constitute material non-public information regarding the Corporation and other Persons and (z) it will not trade in the securities of the Corporation or any other Person to which such information relates while in possession of any such material non-public information.

Section 14.      Conversion.

(a)      Generally. Subject to the provisions of this Section 14, the Convertible Preferred Stock may be converted only pursuant to a Mandatory Conversion or an Optional Conversion.

(b)      Conversion at the Option of the Holders.

(i)      Conversion Right; When Shares May Be Submitted for Optional Conversion. Holders will have the right to convert (each, an “Optional Conversion”) all, or any whole number of shares that is less than all, of their shares of Convertible Preferred Stock pursuant to an Optional Conversion at any time; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designation:

(1)      if a Fundamental Change Repurchase Notice is validly delivered pursuant to Section 9(g)(i) with respect to any share of Convertible Preferred Stock, then, from and after the Close of Business on the fifth (5th) Business Day following the date of the Corporation’s Final Fundamental Change Notice, such share may not be submitted for Optional Conversion, except to the extent (A) such share is not subject to such notice or (B) the Corporation fails to pay the Fundamental Change Repurchase Price for such share in accordance with this Certificate of Designation;

(2)      shares of Convertible Preferred Stock that are called for Redemption in accordance with Section 8 may not be submitted for Optional Conversion after the Close of Business on the Business Day immediately before the related Redemption Date; and

(3)      shares of Convertible Preferred Stock that are subject to Mandatory Conversion may not be submitted for Optional Conversion after the Close of Business on the Business Day immediately before the related Mandatory Conversion Date.

(ii)      Conversions of Fractional Shares Not Permitted; Minimum Conversion Requirement. Notwithstanding anything to the contrary in this Certificate of Designation, in no event will any Holder be entitled to convert a number of shares of Convertible Preferred Stock that is not a whole number. In no event will any Holder be entitled to effect an Optional Conversion in respect of a number of shares of Convertible Preferred Stock having an aggregate Liquidation Preference that is less than the lesser of (i) five hundred thousand dollars ($500,000) and (ii) the aggregate Liquidation Preference of all shares of Convertible Preferred Stock then held by such Holder and its Affiliates.

(c)      Mandatory Conversion After a National Exchange Listing.

(i)      Mandatory Conversion Right. Subject to the provisions of this Section 14, while the Common Stock is listed on a National Securities Exchange, the Corporation will have the right (the “Mandatory Conversion Right”), exercisable at its election, to designate any Business Day as a Conversion Date for the conversion (such a conversion, a “Mandatory Conversion”) of all (but not less than all) of the outstanding shares of Convertible Preferred Stock, but only if the Daily VWAP of the Common Stock for any twenty (20) Trading Days in the thirty (30) consecutive Trading Day window immediately before the Mandatory Conversion Notice Date for such Mandatory Conversion, exceeds $15.00 per share (adjusted to account for stock splits, stock dividends, stock combinations and similar events).

(ii)      Mandatory Conversion Prohibited in Certain Circumstances. The Corporation may not exercise its Mandatory Conversion Right, or otherwise send a Mandatory Conversion Notice, with respect to any Convertible Preferred Stock pursuant to this Section 14(c) if on the Mandatory Conversion Notice Date (i) the Common Stock Liquidity Conditions are not satisfied with respect to such shares of Convertible Preferred Stock or (ii) a Fundamental Change Repurchase Notice pursuant to Section 9(g) has been duly delivered and not withdrawn and the Convertible Preferred Stock to which such Fundamental Change Repurchase Notice relates had not yet been redeemed by the Corporation.

(iii)      Mandatory Conversion Date. The Mandatory Conversion Date for any Mandatory Conversion will be a Business Day of the Corporation’s choosing that is no more than twenty (20), nor less than ten (10), Business Days after the Mandatory Conversion Notice Date for such Mandatory Conversion.

(iv)      Mandatory Conversion Notice. To exercise its Mandatory Conversion Right with respect to shares of Convertible Preferred Stock, the Corporation must send to the Holders a written notice of such exercise (a “Mandatory Conversion Notice”).

(v)      Such Mandatory Conversion Notice must state:

(1)      that the Common Stock Liquidity Conditions are satisfied as of the Mandatory Conversion Notice Date;

(2)      that the Corporation has exercised its Mandatory Conversion Right to cause the Mandatory Conversion of the shares of Convertible Preferred Stock under this Certificate of Designation;

(3)      the Mandatory Conversion Date for such Mandatory Conversion and the date scheduled for the settlement of such Mandatory Conversion;

(4)      the name and address of the Paying Agent and the Conversion Agent, as well as instructions whereby the Holder may surrender such share to the Transfer Agent or Conversion Agent;

(5)      that shares of Convertible Preferred Stock subject to Mandatory Conversion may be converted earlier at the option of the Holders thereof pursuant to an Optional Conversion at any time before the Close of Business on the Business Day immediately before the Mandatory Conversion Date; and

(6)      the Conversion Price in effect on the Mandatory Conversion Notice Date for such Mandatory Conversion, the number of shares of Common Stock to be issued to such Holder upon conversion of each share of Convertible Preferred Stock held by such Holder and, if applicable, the amount of accumulated and unpaid Regular Dividends, whether or not declared, in respect of such share of Convertible Preferred Stock as of the Mandatory Conversion Date.

(d)      Conversion Procedures.

(i)      Mandatory Conversion. If the Corporation duly exercises, in accordance with Section 14(c), its Mandatory Conversion Right with respect to shares of Convertible Preferred Stock, then: (1) the Mandatory Conversion of such share(s) will occur automatically as of the Close of Business on the related Mandatory Conversion Date and without the need for any action on the part of the Holder(s) thereof; and (2) the shares of Common Stock into which shares of Convertible Preferred Stock shall have been converted in such Mandatory Conversion and any cash payable in lieu of fractions of a share of Common Stock pursuant to Section 14(e)(ii) will be registered in the name of, or paid to, the Holder(s) of such share of Convertible Preferred Stock as of the Close of Business on the related Mandatory Conversion Date.

(ii)      Requirements for Holders to Exercise Optional Conversion Right.

(1)      Generally. To convert any share of Convertible Preferred Stock evidenced by a Certificate pursuant to an Optional Conversion, the Holder of such share must: (w) complete, sign (by manual, facsimile or electronic signature) and deliver to the Conversion Agent an Optional Conversion Notice (at which time, in the case such Certificate is an Electronic Certificate, such Optional Conversion will become irrevocable); (x) if such Certificate is a Physical Certificate, deliver such Physical Certificate to the Conversion Agent (at which time such Optional Conversion will become irrevocable); (y) furnish any endorsements and transfer documents that the Corporation or the Conversion Agent may require; and (z) if applicable, pay any documentary or other taxes that are required to be paid by the Corporation as a result of a Holder requesting that shares be registered in a name other than such Holders’ name as described in Section 17.

(2)      Optional Conversion Permitted Only During Business Hours. Convertible Preferred Stock will be deemed to be surrendered for Optional Conversion only after the Open of Business and before the Close of Business on a day that is a Business Day.

(iii)      Conversions Between a Record Date and a Dividend Payment Date. If the Conversion Date of any share of Convertible Preferred Stock to be converted is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then such Dividend will be paid pursuant to Section 6(c) notwithstanding such conversion.

(iv)      When Holders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Conversion. The Person in whose name any share of Common Stock is issuable upon conversion of any Convertible Preferred Stock will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion; provided, that if the Optional Conversion Notice indicates that such conversion is being effected in connection with a Fundamental Change, the Conversion Date shall be the date such Fundamental Change is consummated, and such conversion shall become effective at the time provided in Section 9.

(e)      Settlement upon Conversion.

(i)      Generally. Subject to Section 14(e)(ii), Section 14(i) and Section 19(b), the consideration due upon settlement of the conversion of each share of Convertible Preferred Stock will consist of a number of shares of Common Stock equal to the quotient obtained by dividing (I) the Conversion Value for such shares of Convertible Preferred Stock subject to conversion, by (II) the Conversion Price, in each case, as of immediately after the Close of Business on such Conversion Date.

(ii)      Payment of Cash in Lieu of any Fractional Share of Common Stock. Subject to Section 19(b), in lieu of delivering any fractional share of Common Stock otherwise due upon conversion of any Convertible Preferred Stock, the Corporation will, to the extent it is legally able to do so and permitted under the terms of its documentation governing any then-outstanding Indebtedness permitted to be incurred pursuant to this Certificate of Designation, pay cash based on the Last Reported Sale Price per share of Common Stock on the Conversion Date for such conversion (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).

(iii)      Delivery of Conversion Consideration. Except as provided in Section 14(f)(i)(4)(B) and 14(j), the Corporation will pay or deliver, as applicable, the Conversion Consideration due upon conversion of any Convertible Preferred Stock on or before the second (2nd) Business Day immediately after the Conversion Date for such conversion.

(f)      Conversion Price Adjustments.

(i)      Events Requiring an Adjustment to the Conversion Price. The Conversion Price will be adjusted from time to time as follows:

(1)      Stock Dividends, Stock Splits and Combinations. If the Corporation issues shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock, or if the Corporation effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to Common Stock Dividend, as to which Section 6(b)(i) will apply, or a Common Stock Change Event, as to which Section 14(j) will apply), then the Conversion Price will be adjusted based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the Close of Business on the Record Date for such dividend or distribution, or immediately before the Close of Business on the effective date of such stock split or stock combination, as applicable;

CP1	=	the Conversion Price in effect immediately after the Close of Business on such Record Date or effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 14(f)(i)(1) is declared or announced, but not so paid or made, then the Conversion Price will be readjusted, effective as of the date the Board of Directors, or any Officer acting pursuant to authority conferred by the Board of Directors, determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)      Tender Offers or Exchange Offers. If the Corporation or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors in good faith) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price will be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CP1	=	the Conversion Price in effect immediately after the Expiration Time;

SP	=	the lesser of (i) the average of the Last Reported Sale Prices per share of Common Stock or (ii) the weighted average Daily VWAP for the Common Stock, in either case over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

AC	=	the aggregate value (determined as of the Expiration Time by the Board of Directors in good faith) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer; and

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 14(f)(i)(2), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 14(f)(i)(2) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If the Conversion Date for any share of Convertible Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designation, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(3)      Rights, Options and Warrants.

(A)      Below Market Distributions. If the Corporation distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Section 14(f)(i)(4)(A) and Section 14(f)(iii) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the Record Date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share (the “Rights Exercise Price”) that is less than the greater of (a) the average of the Last Reported Sale Prices per share of Common Stock or (b) the weighted average Daily VWAP for the Common Stock, in either case for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced (the “Rights Reference Price”), then the Conversion Price will be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the Close of Business on such Record Date;

CP1	=	the Conversion Price in effect immediately after the Close of Business on such Record Date;

OS	=	the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date;

Y	=	a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the Rights Reference Price; and

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants.

(B)      Below Conversion-Price Distributions. If the Corporation distributes, to all or substantially all holders of Common Stock, rights, options or warrants entitling such holders to subscribe for or purchase shares of Common Stock at a Rights Exercise Price that is less than the Conversion Price then in effect (regardless of whether such Rights Exercise Price is also less than the Rights Reference Price), then, in addition to (and not in limitation of) any adjustment required by Section 14(f)(i)(3)(A), the Conversion Price will be adjusted as though such distribution constituted an issuance of Subject Securities under Section 14(f)(i)(5), with the following deemed inputs to the formula set forth therein:

(1) the “Issuance Effective Price” shall be the Rights Exercise Price (taking into account any consideration the Corporation receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the independent and disinterested members of the Board of Directors in good faith);

(2) “X” shall be the total number of shares of Common Stock issuable pursuant to such rights, options or warrants;

(3) the “Aggregate Consideration” shall be the aggregate amount payable by holders of Common Stock upon exercise of such rights, options or warrants in full (plus the aggregate consideration, if any, received by the Corporation for such rights, options or warrants); and

(4) all other defined terms used in Section 14(f)(i)(5), including “OS₀,” “ACadj,” “Xadj,” the Consideration Credit Percentage, the Supplemental Share Factor, and CPfloor, shall have the meanings assigned to them in Section 14(f)(i)(5) and shall be calculated in the manner set forth therein.

(C)      Pre National Exchange Listing. At any time when the Common Stock is not listed or quoted for trading on any National Securities Exchange or established over-the-counter market, the “Rights Reference Price” for purposes of Section 14(f)(i)(3)(A) shall be deemed to be the greater of (I) the Conversion Price then in effect, and (II) the fair market value per share of Common Stock as of the date of such distribution, as determined in good faith by the independent and disinterested members of the Board of Directors. If the independent and disinterested members of the Board of Directors do not make such a determination within ten (10) Business Days after the date of such distribution, the Rights Reference Price shall be deemed to equal the Conversion Price then in effect.

(D)      Readjustment. To the extent such rights, options or warrants are not so distributed, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, options or warrants.

(E)      Valuation of Non-Cash Consideration. For purposes of this Section 14(f)(i)(3), in determining the Rights Exercise Price and the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Corporation receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the independent and disinterested members of the Board of Directors in good faith.

(4)      Spin-Offs and Other Distributed Property.

(A)      Distributions Other than Spin-Offs. If the Corporation distributes shares of Capital Stock, evidences of the Corporation’s indebtedness or other assets or property of the Corporation, or rights, options or warrants to acquire the Corporation’s Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:

(I)      dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Price is required pursuant to Section 14(f)(i)(1) or Section 14(f)(i)(3);

(II)      rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 14(f)(iii);

(III)      Spin-Offs for which an adjustment to the Conversion Price is required pursuant to Section 14(f)(i)(4)(B);

(IV)      a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 14(f)(i)(2) will apply; and

(V)      a distribution solely pursuant to a Common Stock Change Event, as to which Section 14(j) will apply,

then the Conversion Price will be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the Close of Business on the Record Date for such distribution;

CP1	=	the Conversion Price in effect immediately after the Close of Business on such Record Date;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by the independent and disinterested members of the Board of Directors in good faith), as of such Record Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, each Holder will receive, for each share of Convertible Preferred Stock held by such Holder on such Record Date, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received in such distribution if such Holder had owned, on such Record Date, a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 14(e)) in respect of one (1) share of Convertible Preferred Stock that is converted with a Conversion Date occurring on such Record Date.

To the extent such distribution is not so paid or made, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

At any time when the Common Stock is not listed or quoted on any National Securities Exchange, the “average of the Last Reported Sale Prices” for purposes of determining SP in this Section 14(f)(i)(4)(A) shall be deemed to be the greater of (I) the Conversion Price then in effect, and (II) the fair market value per share of Common Stock as determined in good faith by the independent and disinterested members of the Board of Directors.

(B)      Spin-Offs. If the Corporation distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate or Subsidiary or other business unit of the Corporation to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which Section 14(j) will apply or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 14(f)(i)(2) will apply, and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a National Securities Exchange (a “Spin-Off”), then the Conversion Price will be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the Close of Business on the Record Date for such Spin-Off;

CP1	=	the Conversion Price in effect immediately after the Close of Business on such Record Date;

SP	=	the lesser of (i) the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period (as defined below) and (ii) the Conversion Price then in effect immediately before the Close of Business on the Record Date for such Spin-Off; and

FMV	=	the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, the ex-dividend date for such Spin-Off (such average to be determined as if references to Common Stock in the definitions of “Last Reported Sale Price,” “Trading Day” and “Market Disruption Event” were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off.

The adjustment to the Conversion Price pursuant to this Section 14(f)(i)(4)(B) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Close of Business on the Record Date for the Spin-Off, with retroactive effect. If the Conversion Date for any share of Convertible Preferred Stock to be converted occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designation, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type described in this Section 14(f)(i)(4)(B) is declared but not made or paid, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

For purposes of Section 6(b), Section 14(f)(i)(3) and Section 14(f)(i)(4), any distribution of cash, securities or other property by any Subsidiary of the Corporation to holders of Common Stock (whether directly or indirectly through the Corporation or any other intermediary), or any transaction or series of transactions having the purpose or effect of distributing assets or value of the Corporation or any of its Subsidiaries to holders of outstanding Common Stock (in their capacity as such) without a corresponding distribution to the Holders of Convertible Preferred Stock on the terms set forth in Section 6(b), shall be deemed a distribution on the Common Stock for all purposes of this Certificate of Designation.

In the event that any issuance, distribution or other transaction results in an adjustment to the Conversion Price under more than one subsection of this Section 14(f)(i), only the subsection producing the lowest Conversion Price shall apply with respect to such transaction, and no further adjustment shall be made under any other subsection of Section 14(f)(i) in respect of such transaction.

(5)      Other Issuances. If, at any time, the Corporation or any of its Subsidiaries issues or otherwise sells any shares of Common Stock or Equity-Linked Securities (collectively, for purposes of this Section 14(f)(i)(5), “Subject Securities”), for a consideration per share of Common Stock (or, in the case of Equity-Linked Securities, with an implied consideration per share of Common Stock determined in accordance with the definition of Effective Price) (such consideration per share, the “Issuance Effective Price”) that is less than the Conversion Price in effect immediately prior to such issuance or sale, then immediately upon such issuance or sale, then the Conversion Price will be adjusted based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the issuance of such Subject Securities;

CP1	=	the Conversion Price in effect immediately after the issuance of such Subject Securities; provided, that such Conversion Price shall be no less than the product of one and five one-hundredths (1.05) multiplied by the Issuance Effective Price;

OS0	=	the Adjusted Outstanding Shares, equal to the sum of (I) the number of shares of Common Stock outstanding (excluding shares of Common Stock held in the Corporation’s treasury) immediately before the issuance of such Subject Securities, assuming the exercise of all outstanding warrants of the Corporation with a conversion price of one cent ($0.01) or less per share, without regard to any beneficial ownership limitations (and assuming the exercise price is paid in cash) and the settlement of restricted stock units, plus (II) fifty percent (50%) of the number of shares of Common Stock that would be issuable upon conversion of all outstanding shares of Convertible Preferred Stock immediately before such issuance (calculated using the Conversion Price in effect immediately before such issuance);

ACadj	=	the Adjusted Aggregate Consideration, equal to the product of (I) the Aggregate Consideration and (II) the Consideration Credit Percentage, where:

“Aggregate Consideration” means the sum, without duplication, of (x) the aggregate consideration, if any, received or receivable by the Corporation for such Subject Securities, plus (y) the aggregate amount of consideration, if any, required to be paid to the Corporation upon the exercise, conversion or other settlement of such Subject Securities for or into Common Stock, directly or indirectly; and

“Consideration Credit Percentage” means: (x) if the Issuance Effective Price is equal to or greater than fifty percent (50.0%) of CP₀, a fraction equal to the Issuance Effective Price divided by CP₀ (but in no event greater than one (1.0)); and (y) if the Issuance Effective Price is less than fifty percent (50.0%) of CP₀, zero (0);

Xadj	=	the Adjusted New Shares, equal to the sum of (I) X, plus (II) the Supplemental Shares, where:

“X” means the number of shares of Common Stock issued or sold in such issuance of Subject Securities (including shares of Common Stock issuable upon conversion, exercise or exchange of such Subject Securities); and

“Supplemental Shares” means: (x) if the Issuance Effective Price is less than fifty percent (50%) of CP₀, a number of shares equal to the product of X multiplied by the Supplemental Share Factor; and (y) if the Issuance Effective Price is equal to or greater than fifty percent (50%) of CP₀, zero (0); where the “Supplemental Share Factor” means the difference of one (1.0) minus two (2) times the quotient obtained by dividing the Issuance Effective Price by CP₀ (expressed as a formula: 1 − (2 × EP / CP₀));

provided, however, that (A) for purposes of this Section 14(f)(i)(5), any re-pricing or amendment of any Equity-Linked Securities (including, for the avoidance of doubt, any Equity-Linked Securities existing as of the Closing Date) will be deemed to be the issuance of additional Equity-Linked Securities, without affecting any prior adjustments theretofore made to the Conversion Price; (B) in no event will the Conversion Price be increased pursuant to this Section 14(f)(i)(5); and (C) the Corporation will not be required to adjust the Conversion Price on account of the issuance of Subject Securities (1) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors that does not exceed, in the aggregate in any fiscal year, one percent (1.0%) of the Common Stock outstanding as of the last day of the immediately preceding fiscal year (on an As-Converted Basis), (2) to any other persons or entities with which the Corporation has business relationships for a bona fide business purpose, not primarily for capital-raising purposes, and approved by the Board of Directors that does not exceed, in the aggregate in any fiscal year, one percent (1.0%) of the Common Stock outstanding as of the last day of the immediately preceding fiscal year (on an As-Converted Basis), and (3) to directors, officers or employees of the Corporation pursuant to an Equity Incentive Plan.

(ii)      No Adjustments in Certain Cases.

(1)      Certain Events. Without limiting the operation of Section 14(e)(i), the Corporation will not be required to adjust the Conversion Price except pursuant to Section 14(f)(i). Notwithstanding anything to the contrary in this Certificate of Designation, and without limiting the foregoing, the Corporation will not be required to adjust the Conversion Price on account of:

(A)      any declaration and/or payment of Dividends on the Convertible Preferred Stock pursuant to Section 6 or any dividend or distribution in respect of which the holders of Convertible Preferred Stock are entitled to Participating Dividends;

(B)      upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any Equity Incentive Plan, including the Corporation’s 2023 Equity Incentive Plan;

(C)      upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Closing Date, including warrants issued on the Closing Date, or issued after the Closing Date in compliance with the terms of this Certificate of Designation, or pursuant to the Convertible Preferred Stock;

(D)      the issuance of shares of Common Stock and warrants to purchase Common Stock on the Closing Date; or

(E)      any Common Stock Change Event to which Section 14(j) applies.

(iii)      Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Convertible Preferred Stock and, at the time of such conversion, the Corporation has in effect any stockholder rights plan, then the Holder of such Convertible Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Price will be adjusted pursuant to Section 14(f)(i)(4)(A) on account of such separation as if, at the time of such separation, the Corporation had made a distribution of the type referred to in such Section 14(f)(i)(4)(A) to all holders of Common Stock, subject to readjustment pursuant to Section 14(f)(i)(4)(A) if such rights expire, terminate or are redeemed.

(iv)      Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 14(f)(i) (but excluding, for the avoidance of doubt, Section 14(f)(i)(5)), the number of shares of Common Stock outstanding at any time will: (1) be calculated on an As-Converted Basis; and (2) exclude shares of Common Stock held in the Corporation’s treasury (unless the Corporation pays any dividend or makes any distributions on shares of Common Stock held in its treasury).

(v)      Calculations. All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded upward).

(vi)      Notice of Conversion Price Adjustments. Upon the effectiveness of any adjustment to the Conversion Price pursuant to Section 14(f)(i), the Corporation will promptly send notice to the Holders containing: (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Price in effect immediately after such adjustment; and (3) the effective time of such adjustment.

(g)      Voluntary Conversion Price Decreases.

(i)      Generally. To the fullest extent permitted by applicable law and applicable stock exchange rules, the Corporation, from time to time, may (but is not required to) decrease the Conversion Price by any amount if: (1) the Board of Directors determines that such decrease is in the Corporation’s best interest or that such decrease is advisable to avoid or diminish the recognition of income or gain for U.S. federal (or applicable state or local) income tax purposes by the holders of Common Stock or holders of rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such decrease is in effect for a period of at least twenty (20) Business Days; and (3) such decrease is irrevocable during such period; provided, however, that any such decrease that would be reasonably expected to result in the recognition of income or gain to any Holder (or its direct or indirect owners) for U.S. federal (or applicable state or local) income tax purposes shall require the affirmative vote or consent of the Majority Holders.

(ii)      Notice of Voluntary Decrease. If the Board of Directors determines to decrease the Conversion Price pursuant to Section 14(g)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 14(g)(i), the Corporation will send notice to each Holder, the Transfer Agent and the Conversion Agent of such decrease to the Conversion Price, the amount thereof and the period during which such decrease will be in effect.

(h)      Mandatory Conversion Price Decreases. Beginning on the seven (7) year anniversary of the Closing Date and on each anniversary thereafter, if so elected by the Majority Holders, (A) if the Minimum Financial Metrics are not satisfied as of such date, the Conversion Price then in effect shall decrease by ten percent (10.0%) (e.g., if the Conversion Price then in effect is $5.00, then the Conversion Price shall be reduced to $4.50, and the next reduction would be to $4.05) or (B) if the Minimum Financial Metrics are satisfied as of such date, the Conversion Price then in effect shall decrease by five percent (5.0%) (e.g., if the Conversion Price then in effect is $5.00, then the Conversion Price shall be reduced to $4.75, and assuming the continued satisfaction of the Minimum Financial Metrics, the next reduction would be to $4.5125)).

(i)      Share Reserve Provisions. On the Closing Date, the Number of Reserved Shares is not less than the Initial Share Reserve Requirement. The Corporation shall at all times reserve and keep available a Number of Reserved Shares to be no less than the Continuing Share Reserve Requirement at any time when any Convertible Preferred Stock is outstanding (including, if applicable, and to the fullest extent permitted by applicable law, by seeking the approval of its stockholders to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock).

(j)      Effect of Common Stock Change Event.

(i)      Generally. If there occurs any:

(1)      recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a stock split or a stock combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) recapitalization, reclassifications or change of the Common Stock that do not involve the issuance of any other series or class of securities;

(2)      consolidation, merger, business combination or binding or statutory share exchange involving the Corporation;

(3)      sale, lease or other transfer of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person; or

(4)      other substantially similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designation,

(A)      from and after the effective time of such Common Stock Change Event: (I) the consideration due upon conversion of any Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 14 or in Section 15, or in any related definitions, were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 8, each reference to any number of shares of Common Stock in such Sections (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definitions of “Fundamental Change,” the terms “Common Stock” and “common equity” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property; and

(B)      if such Reference Property Unit consists entirely of cash, then the Corporation will pay the cash due in respect of all conversions whose Conversion Date occurs on or after the effective date of such Common Stock Change Event no later than the tenth (10th) Business Day after the relevant Conversion Date; and

(C)      for these purposes: (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of common equity securities, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair market value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the independent and disinterested members of the Board of Directors; provided, that the fair market value of cash denominated in U.S. dollars shall be the face amount thereof; and

(D)      if the aggregate fair market value (as determined in good faith by the independent and disinterested members of the Board of Directors) of the Reference Property that would otherwise be deliverable to a Holder upon conversion of any share of Convertible Preferred Stock is less than the Liquidation Preference for such share of Convertible Preferred Stock (such difference, the “Shortfall Amount”), then the Corporation or, if applicable, the Successor Person shall pay to such Holder, in addition to the Reference Property otherwise deliverable, an amount in cash equal to the Shortfall Amount concurrently with the delivery of the Reference Property (and in no event later than the second (2nd) Business Day after the Conversion Date); and

(E)      If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Corporation will notify the Holders of such weighted average as soon as practicable after such determination is made. For the avoidance of doubt, the Corporation shall be required to comply with (i) Section 7 with respect to any Common Stock Change Event that constitutes a Liquidation Event, and (ii) Section 9 with respect to any Common Stock Change Event that constitutes a Fundamental Change.

(ii)      Compliance Covenant. The Corporation will not become a party to any Common Stock Change Event except in compliance with this Section 14(j).

(iii)      Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Corporation and, if applicable, the resulting, surviving or transferee Person (if not the Corporation) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Corporation reasonably determines are necessary or desirable to: (1) provide for subsequent adjustments to the Conversion Price pursuant to Section 14(f)(i) in a manner consistent with this Section 14(j); and (2) give effect to such other provisions, if any, as the Corporation reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 14(j)(i). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s), if any, and such supplemental instrument(s) will contain such additional provisions, if any, that the Corporation reasonably determines are appropriate to preserve the economic interests of Holders.

(iv)      Notice of Common Stock Change Event. The Corporation will provide notice of each Common Stock Change Event to Holders by no less than five (5) Business Days prior to the effective date of the Common Stock Change Event.

Section 15.      Certain Provisions Relating to the Issuance of Common Stock.

(a)      Equitable Adjustments to Prices. Whenever this Certificate of Designation requires the Corporation to calculate the average of the Last Reported Sale Prices or Daily VWAPs, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Price), the Corporation will make appropriate adjustments, if any, to those calculations to account for any event requiring such an adjustment to the Conversion Price where the effective date or Expiration Date, as applicable, of such event occurs, at any time during such period.

(b)      Status of Shares of Common Stock. Each share of Common Stock delivered upon conversion of the Convertible Preferred Stock of any Holder will be a newly issued share and will be duly authorized and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Corporation will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.

Section 16.      Corporate Opportunities.

(a)      Certain Acknowledgments. In recognition and anticipation, as applicable, that (i) certain directors, principals, officers, employees and/or other representatives of the Holders and their respective Affiliates may serve as directors, officers or agents of the Corporation and (ii) the Holders and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Section 16 are set forth to address certain classes or categories of business opportunities as they may involve each Holder, the Series A Director(s), or their respective Affiliates (collectively, the “Identified Persons” and, individually, an “Identified Person”).

(b)      Competition. None of the Identified Persons, other than any Series A Director(s) that is not an employee of Monarch, shall, to the fullest extent permitted by law, have any duty to refrain from, directly or indirectly, (A) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (B) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person, other than any Series A Director(s) that is not an employee of Monarch, shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities, except as provided elsewhere in this Certificate of Designation.

(c)      Corporate Opportunities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 16(d). Subject to Section 16(d), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.

(d)      Certain Matters Deemed not Corporate Opportunities. The Corporation does not renounce its interest in any corporate opportunity offered to the Series A Director(s) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 16(b) and Section 16(c) shall not apply to any such corporate opportunity. In addition to and notwithstanding the foregoing provisions of this Section 16, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, or (ii) is one in which the Corporation has no interest or reasonable expectancy.

(e)      Amendments. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Designation or the Certificate of Incorporation and in addition to any vote required by law: (i) the affirmative vote of the holders of at least 80% of all shares of Convertible Preferred Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Section 16; provided however, that neither the alteration, amendment or repeal of this Section 16 nor the adoption of any provision of this Certificate of Designation inconsistent with this Section 16 shall apply to or have any effect on the liability or alleged liability of any Identified Person for or with respect to any activities or opportunities which such Identified Person becomes aware prior to such alteration, amendment, repeal or adoption.

(f)      Deemed Notice. Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Section 16.

(g)      Severability. To the extent that any provision or part of any provision of this Section 16 is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part of any other provision of this Section 16, and this Section 16 shall be construed in all respects as if such invalid or enforceable provisions or parts were omitted.

Section 17.      Taxes. The Corporation shall pay any and all stock transfer, documentary, issue, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock, shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant to this Certificate of Designation; provided, however, that in the case of conversion of Convertible Preferred Stock, the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock, shares of Common Stock or other securities to a beneficial owner other than the beneficial owner of the Convertible Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 18.      Term. Except as expressly provided in this Certificate of Designation, the shares of Convertible Preferred Stock shall not be redeemable or otherwise mature and the term of the Convertible Preferred Stock shall be perpetual.

Section 19.      Calculations.

(a)      Responsibility; Schedule of Calculations. Except as otherwise provided in this Certificate of Designation, the Corporation will be responsible for making all calculations called for under this Certificate of Designation, including determinations of the Conversion Price, the Daily VWAPs, the Last Reported Sale Prices and accumulated Regular Dividends on the Convertible Preferred Stock. The Corporation and the Board of Directors, as applicable, will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders to the fullest extent permitted by applicable law. The Corporation will provide a schedule of such calculations to any Holder upon written demand.

(b)      Calculations Aggregated for Each Holder. The composition of the Conversion Consideration due upon conversion of the Convertible Preferred Stock of any Holder will be computed based on the total number of shares of Convertible Preferred Stock of such Holder being converted with the same Conversion Date. For these purposes, unless otherwise provided in this Certificate of Designation, any cash amounts due to such Holder in respect thereof will be rounded to the nearest cent.

Section 20.      Notices. All notices and other communications pursuant to this Certificate of Designation shall be in writing and delivered personally, by e-mail (with confirmation of receipt requested from the recipient, in the case of e-mail), or sent by a nationally recognized overnight courier service guaranteeing next day delivery, and (i) if to any Holder, to such Holder’s address shown on the Register, and (ii) if to the Corporation, to its principal executive offices and to the e-mail address designated by the Corporation by notice to the Holders as of the date hereof (as may be amended from time to time by notice to the Holders in accordance with this Section 20). Unless otherwise specified herein, all notices and communications hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service.

Section 21.      Facts Ascertainable. When the terms of this Certificate of Designation refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any Holder who makes a written demand therefore. The Corporation shall also maintain a written record of the Closing Date, the number of shares of Convertible Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a written demand therefor.

Section 22.      Waiver. The powers (including voting powers), if any, of the Convertible Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Convertible Preferred Stock may be waived as to all shares of Convertible Preferred Stock in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the written consent or agreement of the Majority Holders, consenting or agreeing separately as a single class. Any right of the Corporation hereunder may be waived by the Corporation in its sole discretion.

Section 23.      Severability. If any term of the Convertible Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless and to the fullest extent permitted by applicable law, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

Section 24.      No Other Rights. The Convertible Preferred Stock will have no powers (including voting powers), if any, or preferences and relative, participating, optional, special or other rights, if any, or qualifications, limitations or restrictions, if any, except as provided in this Certificate of Designation or the Certificate of Incorporation or as required by applicable law.

Section 25.      Non-Circumvention. The Corporation shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, take or permit any action, enter into any agreement, or engage in any transaction, the primary purpose of which is to deprive any of the Holders of any the rights, protections or benefits to which they are entitled under this Certificate of Designation in any material respect. Any action that a court of competent jurisdiction determines in a final non-appealable order thereof was taken in violation of this Section 25 shall be void ab initio to the fullest extent permitted by applicable law.

Section 26.      Remedies. The Holders and the Corporation shall have all remedies available at law or in equity for a breach of this Certificate of Designation, including the right to seek specific performance and injunctive or other equitable relief. The parties acknowledge and agree that irreparable damage would occur if any provision of this Certificate of Designation were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Holders and the Corporation shall be entitled to an injunction or injunctions to prevent breaches of this Certificate of Designation and to enforce specifically the performance of terms and provisions hereof, without proof of actual damages (and each party hereby waives, to the maximum extent permitted by applicable law, any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which the Holders are entitled at law or in equity. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed on this _____ day of ________, 2026.

CAPSTONE GREEN ENERGY HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Certificate of Designation]

EXHIBIT A

FORM OF PREFERRED STOCK CERTIFICATE

[Insert Restricted Stock Legend, if applicable]

[Insert Certificate of Designation Legend]

Capstone Green Energy Holdings, Inc.

Series A Convertible Preferred Stock

Certificate No. [      ]

Capstone Green Energy Holdings, Inc., a Delaware corporation (the “Corporation”), certifies that [ ] is the registered owner of [ ] shares of the Corporation’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”) evidenced by this certificate (this “Certificate”). The powers (including voting powers), if any, or preferences and relative, participating, optional, special or other rights, if any, or qualifications, limitations or restrictions, if any, are set forth in the Certificate of Designation of the Corporation establishing the Convertible Preferred Stock (as the same may be amended or amended and restated, the “Certificate of Designation”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designation.

Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Capstone Green Energy Holdings, Inc. has caused this instrument to be duly executed as of the date set forth below.

CAPSTONE GREEN ENERGY HOLDINGS, INC.

Date:	By:
Name:
Title:

Date:	By:
Name:
Title:

TRANSFER AGENT’S COUNTERSIGNATURE

[Broadridge Corporate Issuer Solutions], as Transfer Agent, certifies that this Certificate evidences shares of Convertible Preferred Stock referred to in the within-mentioned Certificate of Designation.

Date:	By:
Authorized Signatory

CAPSTONE GREEN ENERGY HOLDINGS, INC.

Series A Convertible Preferred Stock

This Certificate evidences duly authorized, issued and outstanding shares of Convertible Preferred Stock. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Certificate of Designation or the Certificate of Incorporation, the provisions of the Certificate of Designation or the Certificate of Incorporation, as applicable, will control.

1.      Countersignature. This Certificate will not be valid until countersigned by the Transfer Agent.

2.      Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TENENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

* * *

To request a copy of the Certificate of Designation, which the Corporation will provide to any Holder at no charge, please send a written demand to the following address:

Capstone Green Energy Holdings, Inc.
16640 Stagg Street

Van Nuys, California
Attention: Secretary

OPTIONAL CONVERSION NOTICE

Capstone Green Energy Holdings, Inc.

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designation, by executing and delivering this Optional Conversion Notice, the undersigned Holder of the Convertible Preferred Stock identified below directs the Corporation to convert (check one):

☐      all of the shares of Convertible Preferred Stock

☐      __________________* shares of Convertible Preferred Stock

evidenced by Certificate No. _______________.

[IF APPLICABLE: The Optional Conversion contemplated by this Optional Conversion Notice is conditional upon the consummation of the Fundamental Change described in the [Initial]/[Final] Fundamental Change Notice, dated as of ____________.]

Date:
(Legal Name of Holder)

By:
Name:
Title:

* Must be a whole number.

FUNDAMENTAL CHANGE REPURCHASE NOTICE

Capstone Green Energy Holdings, Inc.

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designation, by executing and delivering this Fundamental Change Repurchase Notice, the undersigned Holder of the Convertible Preferred Stock identified below is exercising its Fundamental Change Repurchase Right with respect to (check one):

☐      all of the shares of Convertible Preferred Stock

☐      __________________* shares of Convertible Preferred Stock

evidenced by Certificate No. _______________.

The undersigned is election to receive in respect of such shares:

☐      the Liquidation Preference

☐      the As-Converted Consideration

The undersigned acknowledges that Certificate identified above, duly endorsed for transfer, must be delivered to the Paying Agent before the Fundamental Change Repurchase Price will be paid.

Date:
(Legal Name of Holder)

By:
Name:
Title:

* Must be a whole number.

ASSIGNMENT FORM

Capstone Green Energy Holdings, Inc.

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designation, the undersigned Holder of the within Convertible Preferred Stock assigns to:

Name:

Address:

Social security or tax identification number:

the within Convertible Preferred Stock and all rights thereunder irrevocably appoints:

as agent to transfer the within Convertible Preferred Stock on the books of the Corporation. The agent may substitute another to act for him/her.

Date:
(Legal Name of Holder)

By:
Name:
Title:

The undersigned acknowledges that the shares of Convertible Preferred Stock hereby are subject to the terms of the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation (the “Certificate of Designation”). The undersigned further acknowledges and agrees that by accepting and/or holding shares of Convertible Preferred Stock and/or any interest therein, the undersigned shall be deemed to have agreed, and does hereby agree, to be bound by the terms of the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation, it being the intent of the signatories to this Assignment Form that the Corporation be deemed to be an express third party beneficiary, with the right to enforce, the acknowledgments and agreements of the undersigned contained herein and in the Certificate of Designation.

Date:
(Legal Name of Assignee)

By:
Name:
Title:

EXHIBIT B

FORM OF RESTRICTED STOCK LEGEND

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

FORM OF CERTIFICATE OF DESIGNATION LEGEND

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING AGREEMENTS AND OTHER COVENANTS AND LIMITATIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK OF THE CORPORATION (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE CORPORATION), AND BY ACCEPTING AND/OR HOLDING SUCH SHARES AND/OR ANY INTEREST THEREIN THE PERSON ACCEPTING AND/OR HOLDING SUCH SHARES AND/OR SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE CERTIFICATE OF DESIGNATION, INCLUDING (WITHOUT LIMITATION) CERTAIN RESTRICTIONS ON TRANSFER, HEDGING, CONFIDENTIALITY, OWNERSHIP AND VOTING OBLIGATIONS SET FORTH THEREIN.